PART IV

Exhibit 99.5

Explanatory Note
During the March 31, 2015 quarter, the Company realigned reporting responsibilities for multiple locations among its operating segments to correspond with changes to the management structure. In addition, during the June 30, 2015 quarter, the Company adopted new accounting guidance regarding the simplification of the presentation of debt issuance costs. Revisions have been made to wording and financial statement information within Item 8. Financial Statements and Supplementary Data, which are fully explained in the Notes to Consolidated Financial Statements in Note 1 - Significant Accounting Policies under “Recasting of Certain Prior Period Information”. Item 8. Financial Statements and Supplementary Data has not been revised to reflect events and or developments subsequent to February 20, 2015, the date the Company filed the 2014 Form 10-K. For a discussion of events and developments subsequent to the filing of the 2014 Form 10-K, please refer to the Company’s Securities and Exchange Commission (“SEC”) filings since that date.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
of DENTSPLY International Inc.
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income, of changes in equity and of cash flows present fairly, in all material respects, the financial position of DENTSPLY International Inc. and its subsidiaries (“Company”) at December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule included in Exhibit No. 99.6 of this Form 8-K, presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not appearing herein), appearing under Item 15(a)(1) of the Company’s 2014 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/	PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Harrisburg, Pennsylvania

February 20, 2015 (except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the business segment reclassifications and the change in accounting for debt issuance costs as discussed in Note 1, to which the date is October 28, 2015)

DENTSPLY INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Year Ended December 31,
	2014	2013	2012

Net sales	$2,922,620	$2,950,770	$2,928,429
Cost of products sold	1,322,831	1,373,358	1,372,042

Gross profit	1,599,789	1,577,412	1,556,387
Selling, general and administrative expenses	1,143,106	1,144,890	1,148,731
Restructuring and other costs	11,083	13,356	25,717

Operating income	445,600	419,166	381,939

Other income and expenses:
Interest expense	46,910	49,625	56,851
Interest income	(5,592)	(8,123)	(8,760)
Other expense (income), net	(91)	8,329	3,169

Income before income taxes	404,373	369,335	330,679
Provision for income taxes	81,120	52,150	8,920
Equity in net (loss) income of unconsolidated affiliated company	(340)	976	(3,270)

Net income	322,913	318,161	318,489

Less: Net income attributable to noncontrolling interests	59	4,969	4,276

Net income attributable to DENTSPLY International	$322,854	$313,192	$314,213

Earnings per common share:
Basic	$2.28	$2.20	$2.22
Diluted	$2.24	$2.16	$2.18

Weighted average common shares outstanding:
Basic	141,714	142,663	141,850
Diluted	144,219	144,965	143,945

The accompanying notes are an integral part of these financial statements.

DENTSPLY INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)

	Year Ended December 31,
	2014	2013	2012

Net Income	$322,913	$318,161	$318,489

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(354,138)	88,931	93,775
Net gain (loss) on derivative financial instruments	49,314	(29,725)	(25,752)
Net unrealized holding (loss) gain on available-for-sale securities	(4,248)	(5,093)	18,338
Pension liability adjustments	(63,658)	23,266	(39,196)
Total other comprehensive (loss) income	(372,730)	77,379	47,165

Total comprehensive (loss) income	(49,817)	395,540	365,654

Less: Comprehensive (loss) income attributable to noncontrolling interests	(597)	7,210	4,671

Comprehensive (loss) income attributable to DENTSPLY International	$(49,220)	$388,330	$360,983

The accompanying notes are an integral part of these financial statements.

DENTSPLY INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2014	2013

Assets
Current Assets:
Cash and cash equivalents	$151,639	$74,954
Accounts and notes receivable-trade, net	426,606	472,802
Inventories, net	387,095	438,559
Prepaid expenses and other current assets	241,630	157,487
Total Current Assets	1,206,970	1,143,802

Property, plant and equipment, net	588,845	637,172
Identifiable intangible assets, net	670,840	795,323
Goodwill, net	2,089,339	2,281,596
Other noncurrent assets, net	90,465	215,731
Total Assets	$4,646,459	$5,073,624

Liabilities and Equity
Current Liabilities:
Accounts payable	$132,611	$132,789
Accrued liabilities	379,202	339,308
Income taxes payable	28,948	14,446
Notes payable and current portion of long-term debt	111,823	307,273
Total Current Liabilities	652,584	793,816

Long-term debt	1,150,084	1,164,344
Deferred income taxes	165,551	238,394
Other noncurrent liabilities	356,042	299,096
Total Liabilities	2,324,261	2,495,650

Commitments and contingencies

Equity:
Preferred stock, $.01 par value; .25 million shares authorized; no shares issued	—	—
Common stock, $.01 par value; 200.0 million shares authorized; 162.8 million shares issued at December 31, 2014 and 2013	1,628	1,628
Capital in excess of par value	221,669	255,272
Retained earnings	3,380,748	3,095,721
Accumulated other comprehensive loss	(441,136)	(69,062)
Treasury stock, at cost, 21.9 million and 20.5 million shares at December 31, 2014 and 2013, respectively.	(841,630)	(748,506)
Total DENTSPLY International Equity	2,321,279	2,535,053
Noncontrolling Interests	919	42,921
Total Equity	2,322,198	2,577,974
Total Liabilities and Equity	$4,646,459	$5,073,624

The accompanying notes are an integral part of these financial statements.

DENTSPLY INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(in thousands)
	Common Stock	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total DENTSPLY International Equity	Noncontrolling Interests	Total Equity

Balance at December 31, 2011	$1,628	$229,687	$2,535,709	$(190,970)	$(727,977)	$1,848,077	$36,074	$1,884,151

Net income	—	—	314,213	—	—	314,213	4,276	318,489

Other comprehensive income	—	—	—	46,770	—	46,770	395	47,165

Acquisition of noncontrolling interest	—	—	—	—	—	—	—	—
Exercise of stock options	—	(10,482)	—	—	44,665	34,183	—	34,183
Tax benefit from stock options exercised	—	13,009	—	—	—	13,009	—	13,009
Share based compensation expense	—	22,187	—	—	—	22,187	—	22,187
Funding of Employee Stock Ownership Plan	—	370	—	—	3,271	3,641	—	3,641
Treasury shares purchased	—	—	—	—	(38,837)	(38,837)	—	(38,837)
RSU distributions	—	(8,453)	—	—	5,139	(3,314)	—	(3,314)
RSU dividends	—	230	(230)	—	—	—	—	—
Cash dividends ($0.220 per share)	—	—	(31,231)	—	—	(31,231)	—	(31,231)

Balance at December 31, 2012	$1,628	$246,548	$2,818,461	$(144,200)	$(713,739)	$2,208,698	$40,745	$2,249,443

Net income	—	—	313,192	—	—	313,192	4,969	318,161

Other comprehensive income	—	—	—	75,138	—	75,138	2,241	77,379

Acquisition of noncontrolling interest	—	(3,926)	—	—	—	(3,926)	(5,034)	(8,960)
Exercise of stock options	—	(7,317)	—	—	74,230	66,913	—	66,913
Tax benefit from stock options exercised	—	2,406	—	—	—	2,406	—	2,406
Share based compensation expense	—	25,099	—	—	—	25,099	—	25,099
Funding of Employee Stock Ownership Plan	—	959	—	—	3,698	4,657	—	4,657
Treasury shares purchased	—	—	—	—	(118,024)	(118,024)	—	(118,024)
RSU distributions	—	(8,795)	—	—	5,329	(3,466)	—	(3,466)
RSU dividends	—	298	(298)	—	—	—	—	—
Cash dividends ($0.250 per share)	—	—	(35,634)	—	—	(35,634)	—	(35,634)

Balance at December 31, 2013	$1,628	$255,272	$3,095,721	$(69,062)	$(748,506)	$2,535,053	$42,921	$2,577,974

Net income	—	—	322,854	—	—	322,854	59	322,913

Other comprehensive loss	—	—	—	(366,544)	—	(366,544)	(656)	(367,200)

Acquisition of noncontrolling interest	—	(42,012)	—	(5,530)	—	(47,542)	(41,405)	(88,947)
Exercise of stock options	—	(9,654)	—	—	58,678	49,024	—	49,024
Tax benefit from stock options exercised	—	2,093	—	—	—	2,093	—	2,093
Share based compensation expense	—	25,428	—	—	—	25,428	—	25,428
Funding of Employee Stock Ownership Plan	—	1,535	—	—	4,418	5,953	—	5,953
Treasury shares purchased	—	—	—	—	(163,192)	(163,192)	—	(163,192)
RSU distributions	—	(11,315)	—	—	6,972	(4,343)	—	(4,343)
RSU dividends	—	322	(322)	—	—	—	—	—
Cash dividends ($0.265 per share)	—	—	(37,505)	—	—	(37,505)	—	(37,505)

Balance at December 31, 2014	$1,628	$221,669	$3,380,748	$(441,136)	$(841,630)	$2,321,279	$919	$2,322,198

The accompanying notes are an integral part of these financial statements.

DENTSPLY INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)	Year Ended December 31,
	2014	2013	2012
Cash flows from operating activities:

Net income	$322,913	$318,161	$318,489

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	81,163	81,639	79,456
Amortization of intangible and other assets	47,914	46,264	49,743
Amortization of deferred financing costs	4,607	4,984	7,045
Deferred income taxes	17,484	(29,156)	(65,527)
Share based compensation expense	25,428	25,099	22,187
Restructuring and other costs - non-cash	5,818	14,008	20,229
Stock option income tax benefit	(2,093)	(2,406)	(13,009)
Equity in earnings (loss) from unconsolidated affiliates	340	(976)	3,270
Other non-cash expense (income)	9,850	19,760	(15,564)
Loss on disposal of property, plant and equipment	492	685	808
Changes in operating assets and liabilities, net of acquisitions:
Accounts and notes receivable-trade, net	7,196	(32,532)	(12,591)
Inventories, net	21,032	(25,367)	(36,792)
Prepaid expenses and other current assets	(16,101)	26,929	(15,126)
Other noncurrent assets	4,882	(1,065)	853
Accounts payable	10,043	(36,728)	12,843
Accrued liabilities	(12,218)	(4,187)	(976)
Income taxes	22,441	(458)	22,105
Other noncurrent liabilities	9,210	13,192	(7,758)

Net cash provided by operating activities	560,401	417,846	369,685

Cash flows from investing activities:

Cash paid for acquisitions of businesses and equity investments	(8,566)	(66,247)	(4,861)
Proceeds from the sale of businesses	6,525	—	—
Purchases of short term time deposits	(2,271)	—	—
Liquidation of short term time deposits	1,136	—	—
Capital expenditures	(99,578)	(100,345)	(92,072)
Purchase of company owned life insurance policies	(900)	(1,500)	(1,577)
Cash received on derivative contracts	67,207	10,784	—
Cash paid on derivative contracts	(96,472)	(104,880)	(14,221)
Expenditures for identifiable intangible assets	(6,189)	(1,076)	(3,329)
Proceeds from sale of property, plant and equipment	415	3,033	1,039

Net cash used in investing activities	(138,693)	(260,231)	(115,021)

Cash flows from financing activities:

Proceeds from long-term borrowings, net of deferred financing costs	114,342	174,628	—
Payments on long-term borrowings	(199,180)	(251,383)	—
(Decrease) increase in short-term borrowings	(101,850)	57,261	(228,912)
Proceeds from exercise of stock options	49,024	66,913	34,183
Excess tax benefits from share based compensation	2,093	2,406	13,009
Cash paid for contingent consideration on prior acquisitions	—	—	(2,519)
Cash paid for acquisition of noncontrolling interests of consolidated subsidiaries	(33)	(8,960)	—
Cash paid for treasury stock	(163,192)	(118,024)	(38,837)
Cash dividends paid	(37,387)	(34,874)	(31,425)
Cash received on derivative contracts	—	7	—
Cash paid on derivative contracts	—	(49,659)	(1,108)

Net cash used in financing activities	(336,183)	(161,685)	(255,609)

Effect of exchange rate changes on cash and cash equivalents	(8,840)	(1,108)	3,949

Net increase (decrease) in cash and cash equivalents	76,685	(5,178)	3,004

Cash and cash equivalents at beginning of period	74,954	80,132	77,128

Cash and cash equivalents at end of period	$151,639	$74,954	$80,132

Supplemental disclosures of cash flow information:
Interest paid, net of amounts capitalized	$47,821	$50,469	$60,166
Income taxes paid	$48,675	$49,832	$109,544

The accompanying notes are an integral part of these financial statements.

DENTSPLY INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

Description of Business

DENTSPLY International Inc. (“DENTSPLY” or the “Company”), designs, develops, manufactures and markets a broad range of consumable dental products for the professional dental market. The Company also manufactures and markets consumable medical device products consisting mainly of urological catheters and certain surgical products. The Company’s principal product categories are dental consumable products, dental laboratory products, dental specialty products and consumable medical device products. The Company distributes its products in over 120 countries under some of the most well established brand names in the industry.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expense during the reporting period.  Actual results could differ from those estimates, and such differences may be material to the consolidated financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company. The Company also consolidates all variable interest entities (“VIE”) where the Company has determined that it has the power to direct the activities that most significantly impact the VIE’s economic performance and shares in either the significant risks or rewards of the VIE. The Company continually reassesses its VIE to determine if consolidation is appropriate. All significant intercompany accounts and transactions are eliminated in consolidation.

Investments in non-consolidated affiliates (20-50 percent owned companies, joint ventures and partnerships as well as less than 20 percent ownership positions where the Company maintains significant influence over the subsidiary) are accounted for using the equity method.

Recasting of Certain Prior Period Information

During the first quarter of 2015, the Company realigned reporting responsibilities for multiple locations among its operating segments as a result of changes to the management structure. Prior period segment financial information has been recast to conform to the 2015 presentation. See Note 5, Segment and Geographic Information, for segment descriptions and segment financial information, Note 9, Goodwill and Intangible Assets, for goodwill information by segment and Note 16, Restructuring and Other Costs, for restructuring information by segment.

In addition to these segment reporting changes, the Company also revised the Consolidated Balance Sheets and Note 12, Financing Arrangements, for the retrospective adoption of recently issued accounting guidance. In April 2015, the FASB issued ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs.” This newly issued accounting standard requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct reduction from the carrying amount of that debt liability. Retrospective application is required. The Company adopted this standard during the second quarter of 2015, applying retrospective application to the periods presented below. The following is a summary of the adjustment to the financial statement line items in the Consolidated Balance Sheets impacted by this accounting update:

December 31, 2014
(in thousands)	As Reported
Consolidated Balance Sheet Line Item	Balance	Adjustment	Adjusted Balance
Other noncurrent assets, net	$94,271	$(3,806)	$90,465
Notes payable and current portion of long-term debt	112,831	(1,008)	111,823
Long-term debt	1,152,882	(2,798)	1,150,084

December 31, 2013
(in thousands)	As Reported
Consolidated Balance Sheet Line Item	Balance	Adjustment	Adjusted Balance
Other noncurrent assets, net	$220,154	$(4,423)	$215,731
Notes payable and current portion of long-term debt	309,862	(2,589)	307,273
Long-term debt	1,166,178	(1,834)	1,164,344

See Note 12, Financing Arrangements, for the impact of the reclass of the deferred financing costs to the short-term and long-term debt for the periods presented.

Cash and Cash Equivalents

Cash and cash equivalents include deposits with banks as well as highly liquid time deposits with maturities at the date of purchase of ninety days or less.

Short-term Investments

Short-term investments are highly liquid time deposits with original maturities at the date of purchase greater than ninety days and with remaining maturities of one year or less.

Accounts and Notes Receivable-Trade

The Company sells dental and certain medical products through a worldwide network of distributors and directly to end users.  For customers on credit terms, the Company performs ongoing credit evaluation of those customers’ financial condition and generally does not require collateral from them.  The Company establishes allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments.  The Company records a provision for doubtful accounts, which is included in “Selling, general and administrative expenses” in the Consolidated Statements of Operations.

Accounts receivable – trade is stated net of these allowances that were $8.8 million and $14.2 million at December 31, 2014 and 2013, respectively. For the years ended December 31, 2014 and 2013, the Company wrote-off $2.4 million and $2.5 million, respectively, of accounts receivable that were previously reserved.  The Company reduced the provision for doubtful accounts by $1.7 million and increased the provision by $2.9 million during 2014 and 2013, respectively. The remaining change in the allowance is related to foreign currency translation.

Inventories

Inventories are stated at the lower of cost or market.  At December 31, 2014 and 2013, the cost of $6.3 million and $6.5 million, respectively, of inventories was determined by the last-in, first-out (“LIFO”) method.  The cost of other inventories was determined by the first-in, first-out (“FIFO”) or average cost methods.  The Company establishes reserves for inventory estimated to be obsolete or unmarketable equal to the difference between the cost of inventory and estimated market value based upon assumptions about future demand and market conditions.

If the FIFO method had been used to determine the cost of LIFO inventories, the amounts at which net inventories are stated would be higher than reported at December 31, 2014 and 2013 by $6.1 million and $5.9 million, respectively.

Valuation of Goodwill and Other Long-Lived Assets

Assessment of the potential impairment of goodwill and other long-lived assets is an integral part of the Company’s normal ongoing review of operations. Testing for potential impairment of these assets is significantly dependent on assumptions and reflects management’s best estimates at a particular point in time. The dynamic economic environments in which the Company’s businesses operate and key economic and business assumptions with respect to projected selling prices, increased competition and introductions of new technologies can significantly affect the outcome of impairment tests. Estimates based on these assumptions may differ significantly from actual results. Changes in factors and assumptions used in assessing potential impairments can have a significant impact on the existence and magnitude of impairments, as well as the time at which such impairments are recognized. If there are unfavorable changes in these assumptions, future cash flows, a key variable in assessing the impairment of these assets, may decrease and as a result the Company may be required to recognize impairment charges. Future changes in the environment and the economic outlook for the assets being evaluated could also result in additional impairment charges being recognized. The following information outlines the Company’s significant accounting policies on long-lived assets by type.

Goodwill

Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired and liabilities assumed in a business combination. Goodwill is not amortized. Goodwill is tested for impairment annually, during the Company’s second quarter, or when indications of potential impairment exist. The Company monitors for the existence of potential impairment throughout the year.  This impairment assessment includes an evaluation of various reporting units, which is an operating segment or one reporting level below the operating segment. The Company performs impairment tests using a fair value approach. The Company compares the fair value of each reporting unit to its carrying amount to determine if there is potential goodwill impairment. If impairment is identified on goodwill, the resulting charge is determined by recalculating goodwill through a hypothetical purchase price allocation of the fair value and reducing the current carrying value to the extent it exceeds the recalculated goodwill.

The Company’s fair value approach involves using a discounted cash flow model with market-based support as its valuation technique to measure the fair value for its reporting units. The discounted cash flow model uses five-year forecasted cash flows plus a terminal value based on a multiple of earnings. In addition, the Company applies gross profit and operating expense assumptions consistent with its historical trends. The total cash flows were discounted based on market participant data, which included the Company’s weighted-average cost of capital. The Company considered the current market conditions when determining its assumptions. Lastly, the Company reconciled the aggregate fair values of its reporting units to its market capitalization, which included a reasonable control premium based on market conditions. Additional information related to the testing for goodwill impairment is provided in Note 9, Goodwill and Intangible Assets.

Indefinite-Lived Intangible Assets

Indefinite-lived intangible assets consist of tradenames and are not subject to amortization. Valuations of identifiable intangibles assets acquired are based on information and assumptions available at the time of acquisition, using income and market model approaches to determine fair value. In-process research and development assets are not subject to amortization until the product associated with the research and development is substantially complete and is a viable product. At that time, the useful life to amortize the intangible asset is determined by identifying the period in which substantially all the cash flows are expected to be generated and the asset is moved to definite-lived.

These assets are reviewed for impairment annually or whenever events or circumstances suggest that the carrying amount of the asset may not be recoverable. The Company uses an income approach, more specifically a relief from royalty method. Significant management judgment is necessary to determine key assumptions, including projected revenue, royalty rates and appropriate discount rates. Royalty rates used are consistent with those assumed for the original purchase accounting valuation. Other assumptions are consistent with those applied to goodwill impairment testing. If the carrying value exceeds the fair value, an impairment loss in the amount equal to the excess is recognized.

Identifiable Definite-Lived Intangible Assets

Identifiable definite-lived intangible assets, which primarily consist of patents, trademarks, brand names, non-compete agreements and licensing agreements, are amortized on a straight-line basis over their estimated useful lives. Valuations of identifiable intangibles assets acquired are based on information and assumptions available at the time of acquisition, using income and market model approaches to determine fair value.

These assets are reviewed for impairment whenever events or circumstances suggest that the carrying amount of the asset may not be recoverable.  The Company closely monitors certain intangible assets related to new and existing technologies for indicators of impairment as these assets have more risk of becoming impaired.  Impairment is based upon an initial evaluation of the identifiable undiscounted cash flows.  If the initial evaluation identifies a potential impairment, a fair value is determined by using a discounted cash flows valuation.  If impaired, the resulting charge reflects the excess of the asset’s carrying cost over its fair value.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation.  Except for leasehold improvements, depreciation for financial reporting purposes is computed by the straight-line method over the following estimated useful lives: buildings - generally 40 years and machinery and equipment - 4 to 15 years.  The cost of leasehold improvements is amortized over the shorter of the estimated useful life or the term of the lease.  Maintenance and repairs are expensed as incurred to the statement of operations; replacements and major improvements are capitalized.  These asset groups are reviewed for impairment whenever events or circumstances suggest that the carrying amount of the asset group may not be recoverable.  Impairment is based upon an evaluation of the identifiable undiscounted cash flows.  If impaired, the resulting charge reflects the excess of the asset group’s carrying cost over its fair value.

Marketable Securities

The Company’s marketable securities consist of debt instruments that are classified as available-for-sale in “Prepaid expenses and other current assets” or “other noncurrent assets, net” on the Consolidated Balance Sheets based on instrument maturity. The Company determined the appropriate classification at the time of purchase and will re-evaluate such designation as of each balance sheet date. In addition, the Company reviews the securities each quarter for indications of possible impairment. Once identified, the determination of whether the impairment is temporary or other-than-temporary requires significant judgment. The primary factors that the Company considers in classifying the impairment include the extent and time the fair value of each investment has been below cost and the existence of a credit loss. If a decline in fair value is judged other-than-temporary, the basis of the securities is written down to fair value and the amount of the write-down is included as a realized loss.

Derivative Financial Instruments

The Company records all derivative instruments on the consolidated balance sheet at fair value and changes in fair value are recorded each period in the consolidated statements of operations or accumulated other comprehensive income (“AOCI”). The Company classifies derivative assets and liabilities as current when the remaining term of the derivative contract is one year or less. The Company has elected to classify the cash flow from derivative instruments in the same category as the cash flows from the items being hedged. Should the Company enter into a derivative instrument that included an other-than-insignificant financing element then all cash flows will be classified as financing activities on the Consolidated Statements of Cash Flows as required by US GAAP.

The Company employs derivative financial instruments to hedge certain anticipated transactions, firm commitments, and assets and liabilities denominated in foreign currencies.  Additionally, the Company utilizes interest rate swaps to convert floating rate debt to fixed rate, fixed rate debt to floating rate, cross currency basis swaps to convert debt denominated in one currency to another currency, and commodity swaps to fix its variable raw materials costs.

Pension and Other Postemployment Benefits

Some of the employees of the Company and its subsidiaries are covered by government or Company-sponsored defined benefit plans. Many of the employees have available to them defined contribution plans.  Additionally, certain union and salaried employee groups in the United States are covered by postemployment healthcare plans.  Costs for Company-sponsored defined benefit and postemployment benefit plans are based on expected return on plan assets, discount rates, employee compensation increase rates and health care cost trends.  Expected return on plan assets, discount rates and health care cost trend assumptions are particularly important when determining the Company’s benefit obligations and net periodic benefit costs associated with postemployment benefits.  Changes in these assumptions can impact the Company’s earnings before income taxes.  In determining the cost of postemployment benefits, certain assumptions are established annually to reflect market conditions and plan experience to appropriately reflect the expected costs as actuarially determined.  These assumptions include medical inflation trend rates, discount rates, employee turnover and mortality rates.  The Company predominantly uses liability durations in establishing its discount rates, which are observed from indices of high-grade corporate bond yields in the respective economic regions of the plans.  The expected return on plan assets is the weighted average long-term expected return based upon asset allocations and historic average returns for the markets where the assets are invested, principally in foreign locations.  The Company reports the funded status of its defined benefit pension and other postemployment benefit plans on its consolidated balance sheets as a net liability or asset.  Additional information related to the impact of changes in these assumptions is provided in Note 15, Benefit Plans.

Accruals for Self-Insured Losses

The Company maintains insurance for certain risks, including workers’ compensation, general liability, product liability and vehicle liability, and is self-insured for employee related healthcare benefits.  The Company accrues for the expected costs associated with these risks by considering historical claims experience, demographic factors, severity factors and other relevant information.  Costs are recognized in the period the claim is incurred, and the financial statement accruals include an estimate of claims incurred but not yet reported.  The Company has stop-loss coverage to limit its exposure to any significant exposure on a per claim basis.

Litigation

The Company and its subsidiaries are from time to time parties to lawsuits arising out of their respective operations. The Company records liabilities when a loss is probable and can be reasonably estimated. These estimates are typically in the form of ranges, and the Company records the liabilities at the low point of the ranges, when no other point within the ranges are a better estimate of the probable loss. The ranges established by management are based on analysis made by internal and external legal counsel who considers information known at the time. If the Company determines a liability to be only reasonably possible, it considers the same information to estimate the possible exposure and discloses any material potential liability. These loss contingencies are monitored regularly for a change in fact or circumstance that would require an accrual adjustment. The Company believes it has estimated liabilities for probable losses appropriately in the past; however, the unpredictability of litigation and court decisions could cause a liability to be incurred in excess of estimates. Legal costs related to these lawsuits are expensed as incurred.

Foreign Currency Translation

The functional currency for foreign operations, except for those in highly inflationary economies, generally has been determined to be the local currency.

Assets and liabilities of foreign subsidiaries are translated at foreign exchange rates on the balance sheet date; revenue and expenses are translated at the average year-to-date foreign exchange rates. The effects of these translation adjustments are reported in Equity within AOCI of the consolidated balance sheets. During the year ended December 31, 2014, the Company had gains of $13.5 million on its loans designated as hedges of net investments and translation losses of $366.9 million. During the year ended December 31, 2013, the Company had gains of $14.5 million on its loans designated as hedges of net investments and translation gains of $72.2 million.

Foreign exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved and remeasurement adjustments in countries with highly inflationary economies are included in income. Net foreign exchange transaction losses of $1.3 million, $9.0 million and $2.7 million in 2014, 2013, and 2012, respectively, are included in “Other expense (income), net” on the Consolidated Statements of Operations.

Revenue Recognition

Revenue, net of related discounts and allowances, is recognized when the earnings process is complete. This occurs when products are shipped to or received by the customer in accordance with the terms of the agreement, title and risk of loss have been transferred, collectability is reasonably assured and pricing is fixed or determinable. Net sales include shipping and handling costs collected from customers in connection with the sale. Sales taxes, value added taxes and other similar types of taxes collected from customers in connection with the sale are recorded by the Company on a net basis and are not included in the consolidated statement of operations.

Certain of the Company’s customers are offered cash rebates based on targeted sales increases. Estimates of rebates are based on the forecasted performance of the customer and their expected level of achievement within the rebate programs. In accounting for these rebate programs, the Company records an accrual as a reduction of net sales as sales take place over the period the rebate is earned. The Company updates the accruals for these rebate programs as actual results and updated forecasts impact the estimated achievement for customers within the rebate programs.

A portion of the Company’s net sales is comprised of sales of precious metals generated through its precious metal dental alloy product offerings. As the precious metal content of the Company’s sales is largely a pass-through to customers, the Company uses its cost of precious metal purchased as a proxy for the precious metal content of sales, as the precious metal content of sales is not separately tracked and invoiced to customers. The Company believes that it is reasonable to use the cost of precious metal content purchased in this manner since precious metal alloy sale prices are typically adjusted when the prices of underlying precious metals change. The precious metals content of sales was $129.9 million, $179.1 million and $213.7 million for 2014, 2013 and 2012, respectively.

Cost of Products Sold

Cost of products sold represents costs directly related to the manufacture and distribution of the Company’s products. Primary costs include raw materials, packaging, direct labor, overhead, shipping and handling, warehousing and the depreciation of manufacturing, warehousing and distribution facilities. Overhead and related expenses include salaries, wages, employee benefits, utilities, lease costs, maintenance and property taxes.

Warranties

The Company provides warranties on certain equipment products. Estimated warranty costs are accrued when sales are made to customers. Estimates for warranty costs are based primarily on historical warranty claim experience. Warranty costs are included in “Cost of products sold” in the Consolidated Statements of Operations.

Selling, General and Administrative Expenses

Selling, general and administrative expenses represent costs incurred in generating revenues and in managing the business of the Company. Such costs include advertising and other marketing expenses, salaries, employee benefits, incentive compensation, research and development, travel, office expenses, lease costs, amortization of capitalized software and depreciation of administrative facilities.

Research and Development Costs

Research and development (“R&D”) costs relate primarily to internal costs for salaries and direct overhead expenses. In addition, the Company contracts with outside vendors to conduct R&D activities. All such R&D costs are charged to expense when incurred. The Company capitalizes the costs of equipment that have general R&D uses and expenses such equipment that is solely for specific R&D projects. The depreciation expense related to this capitalized equipment is included in the Company’s R&D costs. R&D costs are included in “Selling, general and administrative expenses” in the Consolidated Statements of Operations and amounted to $80.8 million, $85.1 million and $85.4 million for 2014, 2013 and 2012, respectively.

Stock Compensation

The Company recognizes the compensation cost relating to share-based payment transactions in the financial statements. The cost of share-based payment transactions is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity awards). The compensation cost is only recognized for the portion of the awards that are expected to vest.

Income Taxes

The Company’s tax expense includes U.S. and international income taxes plus the provision for U.S. taxes on undistributed earnings of international subsidiaries not deemed to be permanently invested. Tax credits and other incentives reduce tax expense in the year the credits are claimed. Certain items of income and expense are not reported in tax returns and financial statements in the same year. The tax effect of such temporary differences is reported as deferred income taxes. Deferred tax assets are recognized if it is more likely than not that the assets will be realized in future years. The Company establishes a valuation allowance for deferred tax assets for which realization is not likely.

The Company applies a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company recognizes in the financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position.

Earnings Per Share

Basic earnings per share are calculated by dividing net earnings by the weighted average number of shares outstanding for the period. Diluted earnings per share is calculated by dividing net earnings by the weighted average number of shares outstanding for the period, adjusted for the effect of an assumed exercise of all dilutive options outstanding at the end of the period.

Business Acquisitions

The Company acquires businesses as well as partial interests in businesses. Acquired businesses are accounted for using the acquisition method of accounting which requires the Company to record assets acquired and liabilities assumed at their respective fair values with the excess of the purchase price over estimated fair values recorded as goodwill. The assumptions made in determining the fair value of acquired assets and assumed liabilities as well as asset lives can materially impact the results of operations.

The Company obtains information during due diligence and through other sources to establish respective fair values. Examples of factors and information that the Company uses to determine the fair values include: tangible and intangible asset evaluations and appraisals; evaluations of existing contingencies and liabilities and product line information. If the initial valuation for an acquisition is incomplete by the end of the quarter in which the acquisition occurred, the Company will record a provisional estimate in the financial statements. The provisional estimate will be finalized as soon as information becomes available but will only occur up to one year from the acquisition date.

Equity Method Investments

Investments in partnerships, joint ventures and less-than-majority-owned subsidiaries in which the Company has significant influence are accounted for under the equity method.

Equity investments are carried at original cost adjusted for the proportionate share of the investees’ income, losses and distributions. The Company assesses the carrying value of its equity investments when an indicator of a loss in value is present and records a loss in value of the investment when the assessment indicates that an other-than-temporary decline in the investment exists.

The Company classifies its equity in net earnings of unconsolidated affiliates in the Consolidated Statements of Operations under the title of “Equity in net (loss) income of unconsolidated affiliated company.”

Noncontrolling Interests

The Company reports noncontrolling interest (“NCI”) in a subsidiary as a separate component of Equity in the Consolidated Balance Sheets. Additionally, the Company reports the portion of net income and comprehensive income (loss) attributed to the Company and NCI separately in the Consolidated Statements of Operations. The Company also includes a separate column for NCI in the Consolidated Statements of Changes in Equity.

Variable Interest Entities

The Company consolidates all VIE where the Company has determined that it has the power to direct the activities that most significantly impact the VIE’s economic performance and shares in either the significant risks or rewards of the VIE. The Company continually reassesses VIE to determine if consolidation is appropriate.

Segment Reporting

The Company has numerous operating businesses covering a wide range of products and geographic regions, primarily serving the professional dental market and to a lesser extent the consumable medical device market. Professional dental products represented approximately 88%, 88% and 89% of sales for each of the years ended 2014, 2013 and 2012, respectively. The Company has three reportable segments and a description of the activities within these segments is included in Note 5, Segment and Geographic Information.

Fair Value Measurement

Recurring Basis

The Company records certain financial assets and liabilities at fair value in accordance with the accounting guidance, which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The accounting guidance establishes a hierarchal disclosure framework associated with the level of pricing observability utilized in measuring financial instruments at fair value. The three broad levels defined by the fair value hierarchy are as follows:

Level 1 - Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level 2 - Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable reported date. The nature of these financial instruments include, derivative instruments whose fair value have been derived using a model where inputs to the model are directly observable in the market, or can be derived principally from, or corroborated by observable market data.

Level 3 - Instruments that have little to no pricing observability as of the reported date. These financial instruments do not have two-way markets and are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

The degree of judgment utilized in measuring the fair value of certain financial assets and liabilities generally correlates to the level of pricing observability. Pricing observability is impacted by a number of factors, including the type of financial instrument. Financial assets and liabilities with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of pricing observability and a lesser degree of judgment utilized in measuring fair value. Conversely, financial assets and liabilities rarely traded or not quoted will generally have less, or no pricing observability and a higher degree of judgment utilized in measuring fair value.

The Company primarily applies the market approach for recurring fair value measurements and endeavors to utilize the best available information. Accordingly, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Additionally, the Company considers its credit risks and its counterparties’ credit risks when determining the fair values of its financial assets and liabilities. The Company has presented the required disclosures in Note 18, Fair Value Measurement.

Non-Recurring Basis

When events or circumstances require an asset or liability to be fair valued that otherwise is generally recorded based on another valuation method, such as, net realizable value, the Company will utilize the valuation techniques described above.

New Accounting Pronouncements

In March 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-05, “Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity.” This newly issued accounting standard requires a cumulative translation adjustment (“CTA”) attached to the parent’s investment in a foreign entity should be released in a manner consistent with the derecognition guidance on investment entities. Thus the entire amount of CTA associated with the foreign entity would be released when there has been a sale of a subsidiary or group of net assets within a foreign entity and the sale represents a complete liquidation of the investment in the foreign entity, a loss of a controlling financial interest in an investment in a foreign entity, or step acquisition for a foreign entity. The Company adopted this accounting standard for the quarter ended March 31, 2014. The adoption of this standard did not impact the Company’s financial position or results of operations.

In July 2013, the FASB issued ASU No. 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit when a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” The newly issued accounting standard requires the netting of unrecognized tax benefits against a deferred tax asset for a loss or other carryforward that would apply in settlement of the uncertain tax positions. Under the new standard, unrecognized tax benefits will be netted against all available same-jurisdiction losses or other tax carryforwards that would be utilized, rather than only against carryforwards that are created by the unrecognized tax benefit. The Company adopted this accounting standard for the quarter ended March 31, 2014. The adoption of this standard did not materially impact the Company’s financial position or results of operations.

In April 2014, the FASB issued ASU No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” This

newly issued accounting standard changes the criteria for determining which disposals can be presented as discontinued operations and modifies related disclosure requirements. This standard will have the impact of reducing the frequency of disposals reported as discontinued operations, by requiring such a disposal to represent a strategic shift that has or will have a major effect on entity’s operations and financial results. Additionally, existing provisions that prohibit an entity from reporting a discontinued operation if it has certain continuing cash flows or involvement with the component after a disposal are eliminated by this standard. The ASU also expands the disclosures for discontinued operations and requires new disclosures related to individually significant disposals that do not qualify as discontinued operations. This standard allows for early adoption and the Company expects to adopt this accounting standard no later than the quarter ended March 31, 2015. The adoption of this standard is not expected to materially impact the Company’s financial position or results of operations.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” that seeks to provide a single, comprehensive revenue recognition model for all contracts with customers that improve comparability within industries, across industries and across capital markets. Under this standard, an entity should recognize revenue for the transfer of goods or services equal to the amount it expects to be entitled to receive for those goods or services. Enhanced disclosure requirements regarding the nature, timing and uncertainty of revenue and related cash flows exist. To assist entities in applying the standard, a five step model for recognizing and measuring revenue from contracts with customers has been introduced. Entities have the option to apply the new guidance retrospectively to each prior reporting period presented (full retrospective approach) or retrospectively with a cumulative effect adjustment to retained earnings for initial application of the guidance at the date of initial adoption (modified retrospective method). The Company expects to adopt this accounting standard for the quarter ended March 31, 2017. Early adoption is not permitted. The Company is currently assessing the impact that ASU No. 2014-09 may have on their financial positions, results of operations, cash flows and disclosures, as well as, the transition method they will use to adopt the guidance.

NOTE 2 - EARNINGS PER COMMON SHARE

The following table sets forth the computation of basic and diluted earnings per common share:

(in thousands, except for per share amounts)	Net income attributable to DENTSPLY International	Shares	Earnings per common share

Year Ended December 31, 2014
Basic	$322,854	141,714	$2.28
Incremental shares from assumed exercise of dilutive options		2,505

Diluted	$322,854	144,219	$2.24

Year Ended December 31, 2013
Basic	$313,192	142,663	$2.20
Incremental shares from assumed exercise of dilutive options		2,302

Diluted	$313,192	144,965	$2.16

Year Ended December 31, 2012
Basic	$314,213	141,850	$2.22
Incremental shares from assumed exercise of dilutive options		2,095

Diluted	$314,213	143,945	$2.18

Options to purchase 1.0 million, 2.3 million and 4.1 million shares of common stock that were outstanding during the years ended 2014, 2013 and 2012, respectively, were not included in the computation of diluted earnings per common share since the options’ exercise prices were greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

NOTE 3 - COMPREHENSIVE INCOME

AOCI includes foreign currency translation adjustments related to the Company’s foreign subsidiaries, net of the related changes in certain financial instruments hedging these foreign currency investments. In addition, changes in the Company’s fair value of certain derivative financial instruments, net unrealized holding gain on available-for-sale securities and pension liability adjustments and prior service costs, net are recorded in AOCI. These changes are recorded in AOCI net of any related tax adjustments. For the years ended December 31, 2014, 2013 and 2012, these tax adjustments were $195.4 million, $205.1 million and $185.6 million, respectively, primarily related to foreign currency translation adjustments.

The cumulative foreign currency translation adjustments included translation losses of $117.1 million and translation gains of $249.9 million at December 31, 2014 and 2013, respectively, and were offset by losses of $95.4 million and $108.9 million, respectively, on loans designated as hedges of net investments.

Changes in AOCI, net of tax, by component for the years ended December 31, 2014, 2013 and 2012:

(in thousands)	Foreign Currency Translation Adjustments	Gain and (Loss) on Derivative Financial Instruments Designated as Cash Flow Hedges	Gain and (Loss) on Derivative Financial Instruments	Net Unrealized Holding Gain (Loss) on Available-for-Sale Securities	Pension Liability Adjustments	Total

Balance At December 31, 2013	$140,992	$(21,753)	$(151,114)	$12,729	$(49,916)	$(69,062)
Other comprehensive (loss) income before reclassifications	(347,952)	3,988	38,386	(4,248)	(65,485)	(375,311)
Amounts reclassified from accumulated other comprehensive income (loss)	—	6,940	—	—	1,827	8,767
Net (decrease) increase in other comprehensive income	(347,952)	10,928	38,386	(4,248)	(63,658)	(366,544)
Foreign currency translation related to acquisition of noncontrolling interest	(5,530)	—	—	—	—	(5,530)
Balance at December 31, 2014	$(212,490)	$(10,825)	$(112,728)	$8,481	$(113,574)	$(441,136)

(in thousands)	Foreign Currency Translation Adjustments	Gain and (Loss) on Derivative Financial Instruments Designated as Cash Flow Hedges	Gain and (Loss) on Derivative Financial Instruments	Net Unrealized Holding Gain (Loss) on Available-for-Sale Securities	Pension Liability Adjustments	Total

Balance At December 31, 2012	$54,302	$(17,481)	$(125,661)	$17,822	$(73,182)	$(144,200)
Other comprehensive income (loss) before reclassifications	86,690	(6,234)	(25,453)	(5,093)	19,478	69,388
Amounts reclassified from accumulated other comprehensive income (loss)	—	1,962	—	—	3,788	5,750
Net increase (decrease) in other comprehensive income	86,690	(4,272)	(25,453)	(5,093)	23,266	75,138
Balance at December 31, 2013	$140,992	$(21,753)	$(151,114)	$12,729	$(49,916)	$(69,062)

Reclassification out of accumulated other comprehensive income (loss) for the years ended December 31, 2014, 2013 and 2012:

(in thousands)
Details about AOCI Components	Amounts Reclassified from AOCI			Affected Line Item in the Statements of Operations
	Year Ended December, 31
	2014	2013	2012

Gains and (loss) on derivative financial instruments:
Interest rate swaps	$(3,704)	$(3,681)	$(3,611)	Interest expense
Foreign exchange forward contracts	(6,362)	1,184	8,029	Cost of products sold
Foreign exchange forward contracts	(95)	(147)	779	SG&A expenses
Commodity contracts	(526)	(288)	136	Cost of products sold
	(10,687)	(2,932)	5,333	Net (loss) gain before tax
	3,747	970	(484)	Tax benefit (expense)
	$(6,940)	$(1,962)	$4,849	Net of tax

Amortization of defined benefit pension and other postemployment benefit items:
Amortization of prior service benefits	$124	$141	$138	(a)
Amortization of net actuarial losses	(2,774)	(5,532)	(1,956)	(a)
	(2,650)	(5,391)	(1,818)	Net loss before tax
	823	1,603	540	Tax benefit
	$(1,827)	$(3,788)	$(1,278)	Net of tax

Total reclassifications for the period	$(8,767)	$(5,750)	$3,571

(a) These accumulated other comprehensive income components are included in the computation of net periodic benefit cost for the years ended December 31, 2014, 2013, and 2012, respectively (see Note 15, Benefit Plans, for additional details).

NOTE 4 - BUSINESS COMBINATIONS

Business Combinations

2014 Transactions

Effective January 1, 2014, the Company recorded a liability for the contractual purchase of the remaining shares of one noncontrolling interest. The amount is preliminary and is based on the Company’s best estimate of this obligation, which is subject to contractual adjustments. As a result, the Company recorded a reduction to additional paid in capital for the excess of the purchase price above the carrying value of the noncontrolling interest. The Company anticipates the cash outflow for this purchase to be in 2015.

In addition during 2014 the Company had one acquisition and divestitures of two non-core product lines. These transactions were immaterial to the Company’s net sales and net income attributable to DENTSPLY.

2013 Transactions

In November 2013, the Company purchased a Hong Kong-based direct dental selling organization and certain assets of a professional dental consumable New Zealand-based manufacturer. Total purchase price related to these two acquisitions was $61.5 million. The Company recorded $51.4 million in goodwill related to the difference between the fair value of assets acquired and liabilities assumed and the consideration given for the acquisitions. The results of operations for these business have been included in the accompanying financial statements as of the effective date of the respective transactions. These transactions were immaterial to the Company’s net sales and net income attributable to DENTSPLY.

Additionally during the year, the Company paid $9.0 million to purchase the remaining outstanding shares of a consolidated subsidiary. As a result of the transaction, the Company recorded a decrease in noncontrolling interest of $5.0 million and a reduction to additional paid in capital of $3.9 million for the excess of the purchase price above the carrying value of the noncontrolling interest.

2012 Transactions

The acquisition related activity for the year ended December 31, 2012 was $7.4 million, which was related to one acquisition and one earn-out payment for a prior period acquisition. The results of operations for this acquisition have been included in the accompanying financial statements as of the effective date of the respective transactions. This transaction was immaterial to the Company’s net sales and net income attributable to DENTSPLY.

Investment in Affiliates

On December 9, 2010, the Company purchased an initial ownership interest of 17% of the outstanding shares of DIO Corporation (“DIO”). The Company accounts for the ownership in DIO under the equity method of accounting as it has significant influence over DIO. In addition, on December 9, 2010, the Company invested $49.7 million in the corporate convertible bonds of DIO, which may be converted into common shares at any time. The contractual maturity of the bonds are in December 2015. The bonds are designated by the Company as available-for-sale securities which are reported in, “Prepaid expenses and other current assets,” on the Consolidated Balance Sheets and the changes in fair value are reported in AOCI. At December 31, 2013, this investment was reported in “Other noncurrent assets, net,” on the Consolidated Balance Sheets. The convertible feature of the bonds has not been bifurcated from the underlying bonds as the feature does not contain a net-settlement feature, nor would the Company be able to achieve a hypothetical net-settlement that would substantially place the Company in a comparable cash settlement position. As such, the derivative is not accounted for separately from the bonds. The cash paid by the Company was equal to the face value of the bonds issued by DIO, and therefore, the Company had not recorded any bond premium or discount on acquiring the bonds. The fair value of the DIO bonds was $57.7 million and $70.0 million at December 31, 2014 and 2013, respectively. For the year ended December 31, 2014, a cumulative unrealized holding gain of $8.5 million on available-for-sale securities, net of tax, had been recorded in AOCI. For the year ended December 31, 2013, a cumulative unrealized holding gain of $12.7 million was recorded on available-for-sale securities, net of tax in AOCI. For the year ended December 31, 2012 a cumulative unrealized holding gain of $17.8 million was recorded on available-for-sale securities, net of tax, in AOCI. As this investment is held by a euro-denominated subsidiary of the Company, the investment’s value is also impacted by changing foreign currency rates which accounts for the remaining difference between the period end values and the change in cumulative gain year over year.

NOTE 5 - SEGMENT AND GEOGRAPHIC INFORMATION

The operating businesses are combined into operating groups, which generally have overlapping product offerings, geographical presence, customer bases, distribution channels, and regulatory oversight. These operating groups are considered the Company’s reportable segments as the Company’s chief operating decision-maker regularly reviews financial results at the operating group level and uses this information to manage the Company’s operations. The Company evaluates performance of the segments based on the groups’ net third party sales, excluding precious metal content, and segment income. The Company defines net third party sales excluding precious metal content as the Company’s net sales excluding the precious metal cost within the products sold, and this is considered a non-US GAAP measure. The Company’s exclusion of precious metal content in the measurement of net third party sales enhances comparability of performance between periods as it excludes the fluctuating market prices of the precious metal content. The Company defines segment income as net operating income after the assignment of certain direct corporate costs and before restructuring and other costs, interest expense, interest income, other expense (income), net and provision for income taxes. A description of the products and services provided within each of the Company’s three reportable segments is provided below.

Significant interdependencies exist among the Company’s operations in certain geographic areas. Inter-segment sales are at prices intended to provide a reasonable profit to the manufacturing unit after recovery of all manufacturing costs and to provide a reasonable profit for purchasing locations after coverage of marketing and general and administrative costs.

During the first quarter of 2015, the Company realigned reporting responsibilities for multiple locations as a result of changes to the management structure. The segment information below reflects the revised structure for all periods shown.

Dental Consumables, Endodontic and Dental Laboratory Businesses

This segment includes responsibility for the design and manufacture of the Company’s chairside consumable products. It also has responsibilities for sales and distribution of certain small equipment and chairside consumable products in the United States, Germany and certain other European regions as well as responsibility for the sales and distribution of certain endodontic products in Germany and certain other European regions. In addition, this segment is responsible for the design, manufacture, sales and distribution of most of the Company’s dental laboratory products. This segment is also responsible for the design, manufacture, worldwide distribution and sales of certain non-dental products, excluding urological and surgery-related products.

Healthcare, Orthodontic and Implant Businesses

This segment is responsible for the worldwide design, manufacture, sales and distribution of the Company’s healthcare products, primarily urological and surgery-related products, throughout most of the world. This segment also includes responsibility for the design, manufacture, sales and distribution of orthodontic and implant products, in most regions of the world. Additionally, segment is also responsible for the sales and distribution of most of the Company’s other dental products, including most dental consumables within Canada.

Select Developed and Emerging Markets Businesses

This segment has responsibilities for sales and distribution of chairside consumable, endodontic and dental laboratory products within certain European regions, Japan and Australia. This segment also includes the responsibility for the sales and distribution of most of the Company’s dental products, including most dental consumables, sold in Eastern Europe, Middle East, South America, Latin America including Mexico, Asia and Africa.

The following table sets forth information about the Company’s segments for the years ended December 31, 2014, 2013 and 2012.

Third Party Net Sales
(in thousands)	2014	2013	2012

Dental Consumables, Endodontic and Dental Laboratory Businesses	$1,308,856	$1,346,082	$1,322,200
Healthcare, Orthodontic and Implant Businesses	1,067,497	1,059,913	1,055,739
Select Developed and Emerging Markets Businesses	546,267	544,775	550,490
Total net sales	$2,922,620	$2,950,770	$2,928,429

Third Party Net Sales, Excluding Precious Metal Content
(in thousands)	2014	2013	2012

Dental Consumables, Endodontic and Dental Laboratory Businesses	$1,208,105	$1,197,124	$1,144,857
Healthcare, Orthodontic and Implant Businesses	1,066,705	1,058,991	1,054,275
Select Developed and Emerging Markets Businesses	517,867	515,613	515,566
Total net sales, excluding precious metal content	$2,792,677	$2,771,728	$2,714,698
Precious metal content of sales	129,943	179,042	213,731
Total net sales, including precious metal content	$2,922,620	$2,950,770	$2,928,429

Intersegment Net Sales
(in thousands)	2014	2013	2012

Dental Consumables, Endodontic and Dental Laboratory Businesses	$346,913	$344,124	$327,039
Healthcare, Orthodontic and Implant Businesses	6,816	8,343	10,066
Select Developed and Emerging Markets Businesses	12,811	14,614	14,586
All Other (a)	239,200	243,127	221,867
Eliminations	(605,740)	(610,208)	(573,558)
Total	$—	$—	$—

(a)	Includes amounts recorded at Corporate headquarters and one distribution warehouse not managed by named segments.

Depreciation and Amortization
(in thousands)	2014	2013	2012

Dental Consumables, Endodontic and Dental Laboratory Businesses	$44,639	$43,060	$43,414
Healthcare, Orthodontic and Implant Businesses	73,770	73,077	71,036
Select Developed and Emerging Markets Businesses	5,279	5,623	6,094
All Other (b)	5,389	6,143	8,655
Total	$129,077	$127,903	$129,199

(b)	Includes amounts recorded at Corporate headquarters.

Segment Operating Income
(in thousands)	2014	2013	2012

Dental Consumables, Endodontic and Dental Laboratory Businesses	$405,020	$401,012	$383,492
Healthcare, Orthodontic and Implant Businesses	126,569	105,868	109,929
Select Developed and Emerging Markets Businesses	(1,372)	(4,268)	(217)
Segment Operating Income	$530,217	$502,612	$493,204

Reconciling Items (income) expense:
All Other (c)	73,534	70,090	85,548
Restructuring and other costs	11,083	13,356	25,717
Interest expense	46,910	49,625	56,851
Interest income	(5,592)	(8,123)	(8,760)
Other expense (income), net	(91)	8,329	3,169
Income before income taxes	$404,373	$369,335	$330,679

(c)	Includes results of unassigned Corporate headquarters costs, inter-segment eliminations and one distribution warehouse not managed by named segments.

Capital Expenditures
(in thousands)	2014	2013	2012

Dental Consumables, Endodontic and Dental Laboratory Businesses	$48,862	$44,993	$43,964
Healthcare, Orthodontic and Implant Businesses	34,830	41,215	38,512
Select Developed and Emerging Markets Businesses	7,346	8,818	4,581
All Other (d)	8,540	5,319	5,015
Total	$99,578	$100,345	$92,072

(d)	Includes capital expenditures of Corporate headquarters.

Assets
(in thousands)	2014	2013

Dental Consumables, Endodontic and Dental Laboratory Businesses	$1,358,018	$1,399,347
Healthcare, Orthodontic and Implant Businesses	2,655,622	3,132,131
Select Developed and Emerging Markets Businesses	369,844	442,419
All Other (e)	262,975	99,727
Total	$4,646,459	$5,073,624

(e)	Includes assets of Corporate headquarters, inter-segment eliminations and one distribution warehouse not managed by named segments.

Geographic Information

The following table sets forth information about the Company’s operations in different geographic areas for the years ended December 31, 2014, 2013 and 2012. Net sales reported below represent revenues for shipments made by operating businesses located in the country or territory identified, including export sales. Property, plant and equipment, net, represents those long-lived assets held by the operating businesses located in the respective geographic areas.

(in thousands)	United States	Germany	Sweden	Other Foreign	Consolidated

2014
Net sales	$1,015,868	$541,787	$48,853	$1,316,112	$2,922,620
Property, plant and equipment, net	170,805	109,262	103,857	204,921	588,845

2013
Net sales	$1,011,646	$559,109	$57,504	$1,322,511	$2,950,770
Property, plant and equipment, net	158,673	129,685	134,083	214,731	637,172

2012
Net sales	$993,980	$546,092	$54,507	$1,333,850	$2,928,429
Property, plant and equipment, net	148,950	122,310	133,502	209,943	614,705

Product and Customer Information

The following table presents net sales information by product category:

	December 31,
(in thousands)	2014	2013	2012

Dental consumables products	$787,917	$777,935	$768,098
Dental laboratory products	408,981	472,080	511,850
Dental specialty products	1,364,399	1,347,417	1,313,035
Consumable medical device products	361,323	353,338	335,446
Total net sales	$2,922,620	$2,950,770	$2,928,429

Dental consumable products consist of value added dental supplies and small equipment products used in dental offices for the treatment of patients. DENTSPLY’s products in this category include dental anesthetics, infection control products, prophylaxis paste, dental sealants, impression materials, restorative materials, bone grafting materials, tooth whiteners and topical fluoride. The Company manufactures thousands of different consumable products marketed under more than a hundred brand names. Small equipment products consist of various durable goods used in dental offices for treatment of patients. DENTSPLY’s small equipment products include dental handpieces, intraoral curing light systems and ultrasonic scalers and polishers.

Dental laboratory products are used in dental laboratories in the preparation of dental appliances. DENTSPLY’s products in this category include dental prosthetics, including artificial teeth, precious metal dental alloys, dental ceramics, crown and bridge materials, and equipment products used in laboratories consisting of computer aided design and machining (CAD/CAM) ceramic systems and porcelain furnaces.

Dental specialty products are specialized treatment products used within the dental office and laboratory settings. DENTSPLY’s products in this category include endodontic (root canal) instruments and materials, implants and related products, bone grafting material, 3D digital scanning and treatment planning software, dental lasers and orthodontic appliances and accessories.

Consumable medical device products consist mainly of urology catheters, certain surgical products, medical drills and other non-medical products.

For the years 2014, 2013, and 2012, the Company did not have any single customer that represented ten percent or more of DENTSPLY’s consolidated net sales. Third party export sales from the U.S. are less than ten percent of consolidated net sales.

NOTE 6 - OTHER EXPENSE (INCOME), NET

Other expense (income), net, consists of the following:

	December 31,
(in thousands)	2014	2013	2012

Foreign exchange transaction losses	$1,342	$8,982	$2,679
Other (income) expense, net	(1,433)	(653)	490
Total other expense (income), net	$(91)	$8,329	$3,169

Foreign exchange transaction losses for the year ended December 31, 2014, included approximately $1.1 million of interest income and fair value gains on non-designated hedges. For exchange transaction losses for the year ended December 31, 2013, included approximately $6.9 million of interest expense and fair value losses on non-designated hedges, respectively. Foreign exchange transaction losses for the year ended December 31, 2012, included approximately $1.3 million of interest expense on non-designated hedges.
NOTE 7 - INVENTORIES, NET

Inventories, net, consist of the following:

	December 31,
(in thousands)	2014	2013

Finished goods	$253,333	$285,271
Work-in-process	58,329	67,718
Raw materials and supplies	75,433	85,570
Inventories, net	$387,095	$438,559

The Company’s inventory valuation reserve was $34.1 million and $34.2 million at December 31, 2014 and 2013, respectively.

NOTE 8 - PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net, consist of the following

	December 31,
(in thousands)	2014	2013

Assets, at cost:
Land	$41,809	$47,616
Buildings and improvements	392,151	427,826
Machinery and equipment	854,074	907,541
Construction in progress	82,365	59,583
	1,370,399	1,442,566
Less: Accumulated depreciation	781,554	805,394
Property, plant and equipment, net	$588,845	$637,172

NOTE 9 - GOODWILL AND INTANGIBLE ASSETS

The Company performed the required annual impairment tests of goodwill at April 30, 2014 on fifteen reporting units. To determine the fair value of the Company’s reporting units, the Company uses a discounted cash flow model with market-based support as its valuation technique to measure the fair value for its reporting units. The discounted cash flow model uses five-year forecasted cash flows plus a terminal value based on a multiple of earnings. In addition, the Company applies gross margin and operating expense assumptions consistent with historical trends. The total cash flows were discounted based on a range between 8.6% to 14.0%, which included assumptions regarding the Company’s weighted-average cost of capital. The Company considered the current market conditions both in the U.S. and globally, when determining its assumptions. Lastly, the Company reconciled the aggregated fair values of its reporting units to its market capitalization, which included a reasonable control premium based on market conditions. As a result of the annual impairment tests of goodwill, no impairment was identified. The Company has no accumulated goodwill impairment.

Impairments of identifiable definite-lived and indefinite-lived intangible assets for the years ended December 31, 2013 and 2012 were $2.0 million and $5.2 million, respectively, and are included in “Restructuring and other costs” on the Consolidated Statements of Operations.

A reconciliation of changes in the Company’s goodwill by segment and in total are as follows (the segment information below reflects the 2015 structure for all periods shown):

(in thousands)	Dental Consumables, Endodontic and Dental Laboratory Businesses	Healthcare, Orthodontic and Implant Businesses	Select Developed and Emerging Markets Businesses	Total

Balance at December 31, 2012	$536,538	$1,539,761	$134,653	$2,210,952
Acquisition activity	42,998	9,901	—	52,899
Adjustment of provisional amounts on prior acquisitions	—	610	—	610
Effect of exchange rate changes	(5,483)	14,182	8,436	17,135
Balance at December 31, 2013	$574,053	$1,564,454	$143,089	$2,281,596
Acquisition activity	3,737	—	—	3,737
Adjustment of provisional amounts on prior acquisitions	—	(898)	—	(898)
Effect of exchange rate changes	(12,076)	(169,158)	(13,862)	(195,096)
Balance, at December 31, 2014	$565,714	$1,394,398	$129,227	$2,089,339

Identifiable definite-lived and indefinite-lived intangible assets consist of the following:

	December 31, 2014			December 31, 2013
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Patents	$175,186	$(95,526)	$79,660	$181,847	$(91,736)	$90,111
Trademarks	75,645	(37,053)	38,592	85,922	(35,994)	49,928
Licensing agreements	34,638	(22,806)	11,832	31,950	(20,992)	10,958
Customer relationships	452,882	(104,703)	348,179	497,108	(82,381)	414,727
Total definite-lived	$738,351	$(260,088)	$478,263	$796,827	$(231,103)	$565,724

Trademarks and In-process R&D	$192,577	$—	$192,577	$229,599	$—	$229,599

Total identifiable intangible assets	$930,928	$(260,088)	$670,840	$1,026,426	$(231,103)	$795,323

Amortization expense for identifiable definite-lived intangible assets for 2014, 2013 and 2012 was $47.9 million, $46.2 million and $49.7 million, respectively. The annual estimated amortization expense related to these intangible assets for each of the five succeeding fiscal years is $45.4 million, $44.3 million, $43.3 million, $41.9 million and $41.7 million for 2015, 2016, 2017, 2018 and 2019, respectively.

NOTE 10 - PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	December 31,
(in thousands)	2014	2013

Deferred taxes	$78,744	$86,929
Prepaid expenses	33,852	36,129
Corporate bonds	57,698	—
Deposits	16,031	15,868
Other current assets	55,305	18,561
Prepaid expenses and other current assets	$241,630	$157,487

NOTE 11 - ACCRUED LIABILITIES

Accrued liabilities consist of the following:

	December 31,
(in thousands)	2014	2013

Payroll, commissions, bonuses, other cash compensation and employee benefits	$113,792	$114,278
General insurance	13,096	12,178
Sales and marketing programs	40,201	38,514
Professional and legal costs	14,864	14,855
Restructuring costs	9,258	8,608
Warranty liabilities	3,956	3,608
Deferred income	3,482	4,922
Accrued vacation and holidays	27,846	29,944
Third party royalties	10,873	11,494
Current portion of derivatives	9,523	54,367
Payment due on noncontrolling interest	88,935	—
Accrued Interest	11,953	12,624
Other	31,423	33,916
Accrued liabilities	$379,202	$339,308

NOTE 12 - FINANCING ARRANGEMENTS

Short-Term Debt

Short-term debt consisted of the following:

	December 31,
	2014		2013
	Principal	Interest	Principal	Interest
(in thousands except percentage amounts)	Balance	Rate	Balance	Rate

Bank overdrafts	$10	—%	$1,429	1.0%
Corporate commercial paper facility	—	—%	101,900	0.3%
Brazil short-term loans	1,279	2.4%	1,314	2.8%
Other short-term loans	1,712	3.9%	563	1.8%
Add: Current portion of long-term debt	109,830		204,656
Less: Current portion of deferred financing costs	(1,008)		(2,589)
Total short-term debt	$111,823		$307,273

	2014		2013
Maximum month-end short-term debt outstanding during the year	$445,160		$417,065
Average amount of short-term debt outstanding during the year	270,011		318,817
Weighted-average interest rate on short-term debt at year-end		3.8%		1.6%
Short-Term Borrowings

The Company has a $500.0 million commercial paper facility. At December 31, 2014, there were no outstanding borrowings under this facility. At December 31, 2013, the amount outstanding under this facility was $101.9 million. The Company has a $500.0 million five-year revolving credit agreement that expires in July 2019, that serves as back-up credit to this commercial paper facility. Amounts outstanding under the commercial paper facility, if any, reduce amounts available under the revolving credit agreement. Average outstanding issued commercial paper during 2014 was $85.7 million. The Company classified the commercial paper as short-term debt, reflecting the Company’s intent to repay over the next year.

Long-Term Debt

Long-term debt consisted of the following:

	December 31,
	2014		2013
	Principal	Interest	Principal	Interest
(in thousands except percentage amounts)	Balance	Rate	Balance	Rate

Private placement notes $250 million due February 2016	$175,689	4.1%	$252,370	4.1%
Fixed rate senior notes $300 million due August 2016	299,861	2.8%	299,775	2.8%
Term loan Swiss francs denominated due September 2016	65,399	1.1%	72,829	1.1%
Term loan Japanese yen denominated due September 2019	104,705	0.9%	119,213	1.0%
Term loan $175 million due August 2020	166,250	1.4%	175,000	1.4%
Fixed rate senior notes $450 million due August 2021	448,965	4.1%	448,809	4.1%
Other borrowings, various currencies and rates	1,843		2,838
	$1,262,712		$1,370,834
Less: Current portion
(included in “Notes payable and current portion of long-term debt” on the Consolidated Balance Sheets)	109,830		204,656
Less: Long-term portion of deferred financing costs	2,798		1,834
Long-term portion	$1,150,084		$1,164,344

The Company has a $500.0 million five-year revolving credit agreement with participation from twelve banks, which expires in July 2019. The revolving credit agreement contains a number of covenants and two financial ratios, which the Company is required to satisfy. The most restrictive of these covenants pertain to asset dispositions and prescribed ratios of indebtedness to total capital and operating income excluding depreciation and amortization to interest expense. A breach of any such covenants or restrictions would result in a default under the existing borrowing documentation that would permit the lenders to declare all borrowings under such documentation to be immediately due and payable and, through cross default provisions, would entitle the Company’s other lenders to accelerate their loans. At December 31, 2014, the Company was in compliance with these covenants.

In February 2014, the Company paid the first required payment of $75.0 million under the Private Placement Notes by issuing commercial paper. The second required payment is due in February 2015; accordingly, $100.0 million has been classified as current on the Consolidated Balance Sheets. The Company intends to use available cash, commercial paper and the revolving credit facilities to pay the 2015 payment.

The Company paid the first annual principal amortization of $8.8 million representing a 5% mandatory principal amortization due in each of the first six years under the terms of the $175.0 million Term Loan with a final maturity of August 26, 2020. An amount of $8.8 million will be due in August 2015 and has been classified as current on the Consolidated Balance Sheets.

On July 23, 2014, the Company entered into an Amended and Extended Revolving Credit Agreement to replace the 2011 Revolving Credit Agreement dated August 27, 2011, that had provided for a multi-currency revolving credit facility in an aggregate amount of up to $500 million through July 27, 2016. The new Credit Agreement provides for a new five year, $500 million multi-currency revolving credit facility through July 23, 2019 (the “Facility”) to provide working capital from time to time for the Company and for other general corporate purposes. The Facility is unsecured and contains certain affirmative and negative covenants relating to the Company’s operations and financial condition, including prescribed leverage and interest coverage ratios. The Facility contains customary events of default. Upon the occurrence of an event of default, all outstanding borrowings under the Credit Agreement may be accelerated and become immediately due and payable. At December 31, 2014, there were no outstanding borrowings, in the form of issued commercial paper, under the multi-currency revolving facility.

On September 29, 2014, the Company entered into a Samurai Loan Agreement to replace the maturing Samurai Loan Agreement dated August 27, 2011, in an aggregate amount of Japanese yen 12.6 billion, through September 29, 2014. The new Samurai Loan Agreement provides for a new five year, Japanese yen 12.6 billion term loan through September 30, 2019 (the “Samurai Loan”). The Samurai Loan is designated as a net investment hedge. The Samurai Loan is unsecured and contains certain affirmative and negative covenants relating to the Company’s operations and financial condition, including prescribed leverage and interest coverage ratios. The Samurai Loan contains customary events of default. Upon the occurrence of an event of default, all outstanding borrowings under the Samurai Loan may be accelerated and become immediately due and payable.

The term loans and private placement notes ("PPN") contain certain affirmative and negative covenants relating to the Company's operations and financial condition. At December 31, 2014, the Company was in compliance with all debt covenants.

At December 31, 2014, the Company had $560.6 million borrowings available under unused lines of credit, including lines available under its short-term arrangements and revolving credit agreement.

The table below reflects the contractual maturity dates of the various borrowings at December 31, 2014:

(in thousands)

2015	$109,830
2016	449,910
2017	8,882
2018	8,918
2019	122,285
2020 and beyond	562,887
$1,262,712

NOTE 13 - EQUITY

At December 31, 2014, the Company had authorization to maintain up to 34.0 million shares of treasury stock under its stock repurchase program as approved by the Board of Directors. Under its stock repurchase program, the Company purchased 3,271,628 shares and 2,685,796 shares during 2014 and 2013, respectively, at an average price of $49.88 and $43.94, respectively. The Company held 21.9 million and 20.5 million of treasury stock shares at December 31, 2014 and 2013, respectively. During 2014, the Company repurchased outstanding shares at a value of $163.2 million. The Company also received proceeds of $49.0 million primarily as a result of 1.5 million stock options exercised during the year ended December 31, 2014. During 2013, the Company repurchased outstanding shares at a value of $118.0 million. The Company also received proceeds of $66.9 million primarily as a result of 2.3 million stock options exercised during the year ended December 31, 2013. It is the Company’s practice to issue shares from treasury stock when options are exercised. The tax benefit realized for the options exercised during the year ended December 31, 2014 and 2013 is $2.1 million and $2.4 million, respectively.

The following table represents total outstanding shares for the years ended December 31:

(in thousands)	Common Shares	Treasury Shares	Outstanding Shares

Balance at December 31, 2011	162,776	(21,144)	141,632
Shares issued	—	1,688	1,688
Repurchase of common stock at cost	—	(998)	(998)

Balance at December 31, 2012	162,776	(20,454)	142,322
Shares issued	—	2,605	2,605
Repurchase of common stock at cost	—	(2,686)	(2,686)

Balance at December 31, 2013	162,776	(20,535)	142,241
Shares issued	—	1,875	1,875
Repurchase of common stock at cost	—	(3,272)	(3,272)

Balance at December 31, 2014	162,776	(21,932)	140,844

The Company maintains the 2010 Equity Incentive Plan (the “Plan”) under which it may grant non-qualified stock options (“NQSO”), incentive stock options, restricted stock, restricted stock units (“RSU”) and stock appreciation rights, collectively referred to as “Awards.” Awards are granted at exercise prices that are equal to the closing stock price on the date of grant. The Company authorized grants under the Plan of 13.0 million shares of common stock, plus any unexercised portion of cancelled or terminated stock options granted under the DENTSPLY International Inc. 2002 Equity Incentive Plan, as amended, subject to adjustment as follows: each January, if 7% of the total outstanding common shares of the Company exceed 13.0 million, the excess becomes available for grant under the Plan. No more than 2.5 million shares may be awarded as restricted stock and RSU, and no key employee may be granted restricted stock and RSU in excess of approximately 0.2 million shares of common stock in any calendar year. The number of shares available for grant under the 2010 Plan at December 31, 2014 is 8.2 million.

Stock options granted become exercisable over a period of three years after the date of grant at the rate of one-third per year and generally expire ten years after the date of grant under these plans. RSU vest 100% on the third anniversary of the date of grant and are subject to a service condition, which requires grantees to remain employed by the Company during the three-year period following the date of grant. Under the terms of the RSU, the three-year period is referred to as the restricted period. RSU and the rights under the award may not be sold, assigned, transferred, donated, pledged or otherwise disposed of during the three-year restricted period prior to vesting. In addition to the service condition, certain key executives are granted RSU subject to performance requirements during the first year of the RSU award. If actual performance against the goals is not met the RSU granted is adjusted to reflect the achievement level. Upon the expiration of the applicable restricted period and the satisfaction of all conditions imposed, all restrictions imposed on RSU will lapse, and one share of common stock will be issued as payment for each vested RSU. All awards become immediately exercisable upon death, disability or qualified retirement. Awards are expensed as compensation over their respective vesting periods or to the eligible retirement date if shorter.

The following table represents total stock based compensation expense and the tax related benefit for the years ended:

	December 31,
(in thousands)	2014	2013	2012

Stock option expense	$8,838	$10,554	$11,126
RSU expense	15,399	13,059	9,644
Total stock based compensation expense	$24,237	$23,613	$20,770

Related deferred income tax benefit	$6,744	$6,057	$5,775

There were 1.8 million non-qualified stock options unvested at December 31, 2014. The remaining unamortized compensation cost related to non-qualified stock options is $9.4 million, which will be expensed over the weighted average remaining vesting period of the options, or 1.3 years. The unamortized compensation cost related to RSU is $19.9 million, which will be expensed over the remaining weighted average restricted period of the RSU, or 1.2 years.

The Company uses the Black-Scholes option-pricing model to estimate the fair value of each option awarded. The following table sets forth the average assumptions used to determine compensation cost for the Company’s NQSO issued during the years ended:

	December 31,
	2014	2013	2012

Weighted average fair value per share	$9.41	$9.30	$8.91
Expected dividend yield	0.59%	0.53%	0.57%
Risk-free interest rate	1.61%	0.87%	0.93%
Expected volatility	21.6%	24.7%	26.0%
Expected life (years)	5.13	4.98	5.10

The total intrinsic value of options exercised for the years ended December 31, 2014, 2013 and 2012 was $28.8 million, $34.3 million and $21.1 million, respectively.

The following table summarizes the NQSO transactions for the year ended December 31, 2014:

	Outstanding			Exercisable
(in thousands, except per share amounts)	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value

December 31, 2013	8,295	$35.04	$111,450	6,225	$33.67	$92,200
Granted	929	45.27
Exercised	(1,539)	31.89
Cancelled	(4)	45.04
Forfeited	(58)	41.26
December 31, 2014	7,623	$36.87	$124,988	5,775	$35.05	$105,210

The weighted average remaining contractual term of all outstanding options is 5.6 years and the weighted average remaining contractual term of exercisable options is 4.7 years.

The following table summarizes information about NQSO outstanding for the year ended December 31, 2014:

			Outstanding			Exercisable
(in thousands, except per share amounts and life)			Number Outstanding at December 31,	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable at December 31,	Weighted Average Exercise Price
Range of
Exercise Prices			2014			2014

20.01	-	30.00	1,288	3.3	$26.54	1,288	$26.54
30.01	-	40.00	3,839	5.6	35.87	3,453	35.57
40.01	-	50.00	2,496	6.9	43.75	1,034	43.93
			7,623	5.6	$36.87	5,775	$35.05

The following table summarizes the unvested RSU transactions for the year ended December 31, 2014:

	Unvested Restricted Stock Units
	Shares	Weighted Average Grant Date Fair Value
(in thousands, except per share amounts)

Unvested at December 31, 2013	1,131	$38.81
Granted	447	45.20
Vested	(282)	36.60
Forfeited	(119)	40.90
Unvested at December 31, 2014	1,177	$41.55

NOTE 14 - INCOME TAXES

The components of income before income taxes from operations are as follows:

	December 31,
(in thousands)	2014	2013	2012

United States	$59,628	$58,383	$67,668
Foreign	344,745	310,952	263,011
	$404,373	$369,335	$330,679

The components of the provision for income taxes from operations are as follows:

	December 31,
(in thousands)	2014	2013	2012

Current:
U.S. federal	$(12,771)	$10,340	$23,412
U.S. state	(295)	4,660	2,788
Foreign	76,702	66,306	69,954
Total	$63,636	$81,306	$96,154

Deferred:
U.S. federal	$32,250	$(28,941)	$(128,832)
U.S. state	(9,861)	(1,377)	11,730
Foreign	(4,905)	1,162	29,868
Total	$17,484	$(29,156)	$(87,234)

	$81,120	$52,150	$8,920

The reconciliation of the U.S. federal statutory tax rate to the effective rate for the years ended is as follows:

	December 31,
	2014	2013	2012

Statutory U. S. federal income tax rate	35.0%	35.0%	35.0%
Effect of:
State income taxes, net of federal benefit	0.7	0.7	0.7
Federal benefit of R&D and foreign tax credits	(10.5)	(5.9)	(7.2)
Tax effect of international operations	(3.2)	(10.2)	(7.4)
Net effect of tax audit activity	3.1	1.9	(0.6)
Tax effect of enacted statutory rate changes	(0.3)	0.1	(3.7)
Federal tax on unremitted earnings of certain foreign subsidiaries	(0.1)	—	0.1
Valuation allowance adjustments	(2.1)	(0.6)	12.0
Tax effect of enacted U.S. federal legislation	—	(2.6)	—
Foreign outside basis differences	—	(1.5)	(26.5)
Other	(2.5)	(2.8)	0.3

Effective income tax rate on operations	20.1%	14.1%	2.7%

The tax effect of significant temporary differences giving rise to deferred tax assets and liabilities are as follows:

	December 31, 2014		December 31, 2013
(in thousands)	Deferred Tax Asset	Deferred Tax Liability	Deferred Tax Asset	Deferred Tax Liability

Commission and bonus accrual	$5,939	$—	$5,793	$—
Employee benefit accruals	47,567	—	46,740	—
Inventory	21,018	—	21,941	—
Identifiable intangible assets	—	338,714	—	374,240
Insurance premium accruals	4,791	—	4,402	—
Miscellaneous accruals	11,084	—	10,089	—
Other	33,902	—	35,734	—
Unrealized losses included in AOCI	26,837	—	32,908	—
Property, plant and equipment	—	41,425	—	49,368
Product warranty accruals	1,186	—	1,069	—
Foreign tax credit and R&D carryforward	104,805	—	48,450	—
Restructuring and other cost accruals	1,703	—	956	—
Sales and marketing accrual	6,830	—	5,768	—
Taxes on unremitted earnings of foreign subsidiaries	—	2,120	—	2,506
Tax loss carryforwards and other tax attributes	320,187	—	389,614	—
Valuation allowance	(253,247)	—	(228,846)	—
	$332,602	$382,259	$374,618	$426,114

Deferred tax assets and liabilities are included in the following Consolidated Balance Sheet line items:

	December 31,
(in thousands)	2014	2013

Assets
Prepaid expenses and other current assets	$78,744	$86,929
Other noncurrent assets, net	41,882	104,385
Liabilities
Income taxes payable	4,732	4,416
Deferred income taxes	165,551	238,394

The Company has $104.4 million of foreign tax credit carryforwards at December 31, 2014, of which $43.6 million will expire in 2023 and $60.8 million will expire in 2024.

The deferred tax asset recorded during 2012 for foreign outside basis differences in a wholly owned subsidiary was realized as a deduction for U.S. income tax purposes during 2013. The deferred tax asset remaining at December 31, 2014 is now reflected as a U.S. federal income tax loss carryforward of $170.7 million which will expire in 2033. The Company also has tax loss carryforwards related to certain foreign and domestic subsidiaries of approximately $1.0 billion at December 31, 2014, of which $504.8 million expires at various times through 2034 and $505.0 million may be carried forward indefinitely. Included in deferred income tax assets at December 31, 2014 are tax benefits totaling $236.6 million, before valuation allowances, for the tax loss carryforwards.

The Company has recorded $164.1 million of valuation allowance to offset the tax benefit of net operating losses and $89.1 million of valuation allowance for other deferred tax assets. The Company has recorded these valuation allowances due to the uncertainty that these assets can be realized in the future.

Federal and state tax loss carryforwards that result from the exercise of employee stock options are not recorded on the Company’s Consolidated Balance Sheets. These tax loss carryforwards are accounted for as a credit to additional paid-in capital when realized through a reduction in income taxes payable. The amount incurred for tax loss carryforwards, both federal and state, at December 31, 2014 and 2013 was $14.5 million and $17.2 million, respectively.

The Company has provided federal income taxes on certain undistributed earnings of its foreign subsidiaries that the Company anticipates will be repatriated. Deferred federal income taxes have not been provided on $1.3 billion of cumulative earnings of foreign subsidiaries that the Company has determined to be permanently reinvested. It is not practicable to estimate the amount of tax that might be payable on these permanently reinvested earnings.

Tax Contingencies

The Company applies a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company recognizes in the financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position.

The total amount of gross unrecognized tax benefits at December 31, 2014 is approximately $30.7 million, of this total, approximately $18.5 million represents the amount of unrecognized tax benefits that, if recognized, would affect the effective income tax rate.  It is reasonably possible that certain amounts of unrecognized tax benefits will significantly increase or decrease within twelve months of the reporting date of the Company’s consolidated financial statements. Final settlement and resolution of outstanding tax matters in various jurisdictions during the next twelve months could include unrecognized tax benefits of approximately $15.0 million. Of this total, approximately $3.7 million represents the amount of unrecognized tax benefits that, if recognized would affect the effective income tax rate. In addition, expiration of statutes of limitation in various jurisdictions during the next 12 months could include unrecognized tax benefits of approximately $0.8 million.

The total amount of accrued interest and penalties were $8.9 million and $7.9 million at December 31, 2014 and 2013, respectively.  The Company has consistently classified interest and penalties recognized in its consolidated financial statements as income taxes based on the accounting policy election of the Company.  During the years ended December 31, 2014 and 2013, the Company recognized income tax expense of $1.9 million and $1.7 million respectively, related to interest and penalties. During the year ended December 31, 2012, the Company recognized income tax benefit in the amount of $0.9 million related to interest and penalties.

The Company is subject to U.S. federal income tax as well as income tax of multiple state and foreign jurisdictions.  The significant jurisdictions include the U.S., Germany, Sweden and Switzerland.  The Company has substantially concluded all U.S. federal income tax matters for years through 2010. The company is currently under audit for the tax year 2011. The tax years 2012 and 2013 are subject to future potential tax audit adjustments. The Company has concluded audits in Germany through the tax year 2008 and is currently under audit for the years 2009 through 2011.  The Company is under audit in Sweden for the tax year 2013. The taxable years that remain open for Sweden are 2009 through 2013.  The taxable years that remain open for Switzerland are 2004 through 2013.

The Company had the following activity recorded for unrecognized tax benefits:

	December 31,
(in thousands)	2014	2013	2012

Unrecognized tax benefits at beginning of period	$17,997	$12,264	$14,956
Gross change for prior period positions	5,083	2,471	(3,029)
Gross change for current year positions	179	4,517	268
Decrease due to settlements and payments	(249)	—	—
Decrease due to statute expirations	(568)	(1,381)	—
Increase due to effect of foreign currency translation	—	126	69
Decrease due to effect from foreign currency translation	(624)	—	—

Unrecognized tax benefits at end of period	$21,818	$17,997	$12,264

NOTE 15 - BENEFIT PLANS

Defined Contribution Plans

The DENTSPLY Employee Stock Ownership Plan (“ESOP”) and 401(k) plans are designed to have contribution allocations of eligible compensation, with a targeted 3% going into the ESOP in Company stock and a targeted 3% going into the 401(k) as a non-elective contribution in cash. The Company sponsors an employee 401(k) savings plan for its U.S. workforce to which enrolled participants may contribute up to Internal Revenue Service defined limits. The ESOP is a non-contributory defined contribution plan that covers substantially all of the U.S. based non-union employees of the Company. All future ESOP allocations will come from a combination of forfeited shares and shares acquired in the open market. The share allocation will be accounted at fair value at the point of allocation, which is normally year-end. In addition to these plans, the Company also maintains various other U.S. and non-U.S. defined contribution and non-qualified deferred compensation plans. The annual expense, net of forfeitures, were $25.4 million, $25.8 million and $26.1 million for 2014, 2013 and 2012, respectively.

Defined Benefit Plans

The Company maintains a number of separate contributory and non-contributory qualified defined benefit pension plans for certain union and salaried employee groups in the United States. Pension benefits for salaried plans are based on salary and years of service; hourly plans are based on negotiated benefits and years of service. Annual contributions to the pension plans are sufficient to satisfy minimum funding requirements. Pension plan assets are held in trust and consist mainly of common stock and fixed income investments. The Company’s funding policy for its U.S. plans is to make contributions that are necessary to maintain the plans on a sound actuarial basis and to meet the minimum funding standards prescribed by law. The Company may, at its discretion, contribute amounts in excess of the minimum required contribution.

In addition to the U.S. plans, the Company maintains defined benefit pension plans for certain employees in Austria, France, Germany, Italy, Japan, the Netherlands, Norway, Sweden, Switzerland and Taiwan. These plans provide benefits based upon age, years of service and remuneration. Other foreign plans are not significant individually or in the aggregate. Substantially all of the German and Sweden plans are unfunded book reserve plans. Most employees and retirees outside the U.S. are covered by government health plans.

Defined Benefit Pension Plan Assets

The primary investment strategy is to ensure that the assets of the plans, along with anticipated future contributions, will be invested in order that the benefit entitlements of employees, pensioners and beneficiaries covered under the plan can be met when due with high probability. Pension plan assets consist mainly of common stock and fixed income investments. The target allocations for defined benefit plan assets are 30% to 65% equity securities, 30% to 65% fixed income securities, 0% to 15% real estate, and 0% to 25% in all other types of investments.  Equity securities include investments in companies located both in and outside the U.S.  Equity securities do not include common stock of the Company. Fixed income securities include corporate bonds of companies from diversified industries, government bonds, mortgage notes and pledge letters. Other types of investments include investments in mutual funds, common trusts, insurance contracts, hedge funds and real estate. These plan assets are not recorded on the Company’s Consolidated Balance Sheet as they are held in trust or other off-balance sheet investment vehicles.

The defined benefit pension plan assets in the U.S. are held in trust and the investment policies of the plans are generally to invest the plans assets in equities and fixed income investments.  The objective is to achieve a long-term rate of return in excess of 4% while at the same time mitigating the impact of investment risk associated with investment categories that are expected to yield greater than average returns.   In accordance with the investment policies of the U.S. plans, the plans assets were invested in the following investment categories: interest-bearing cash, registered investment companies (e.g. mutual funds), common/collective trusts, master trust investment accounts and insurance company general accounts.  The investment objective is for assets to be invested in a manner consistent with the fiduciary standards of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The defined benefit pension plan assets maintained in Austria, France, Germany, Japan, Norway, the Netherlands, Switzerland and Taiwan all have separate investment policies but generally have an objective to achieve a long-term rate of return in excess of 4% while at the same time mitigating the impact of investment risk associated with investment categories that are expected to yield greater than average returns.  In accordance with the investment policies for the plans outside the U.S., the plans’ assets were invested in the following investment categories: interest-bearing cash, U.S. and foreign equities, foreign fixed income securities (primarily corporate and government bonds), insurance company contracts, real estate and hedge funds.

Postemployment Healthcare

The Company sponsors postemployment healthcare plans that cover certain union and salaried employee groups in the U.S. and is contributory, with retiree contributions adjusted annually to limit the Company’s contribution for participants who retired after June 1, 1985. The plans for postemployment healthcare have no plan assets. The Company also sponsors unfunded non-contributory postemployment medical plans for a limited number of union employees and their spouses and retirees of a discontinued operation.

Reconciliations of changes in the defined benefit and postemployment healthcare plans’ benefit obligations, fair value of assets and statement of funded status are as follows:

			Other Postemployment
	Pension Benefits		Benefits
	December 31,		December 31,
(in thousands)	2014	2013	2014	2013

Change in Benefit Obligation
Benefit obligation at beginning of year	$359,416	$355,766	$11,936	$14,218
Service cost	13,982	14,863	249	234
Interest cost	11,104	9,901	530	464
Participant contributions	3,984	3,968	467	515
Actuarial losses (gains)	114,412	(20,727)	1,444	(2,708)
Plan amendments	71	—	—	11
Acquisitions/Divestitures	—	30	—	—
Effect of exchange rate changes	(54,376)	8,248	—	—
Other	2,582	(524)	—	—
Plan curtailments and settlements	(292)	(1,669)	—	—
Benefits paid	(14,008)	(10,440)	(712)	(798)
Benefit obligation at end of year	$436,875	$359,416	$13,914	$11,936

Change in Plan Assets
Fair value of plan assets at beginning of year	$143,165	$124,884	$—	$—
Actual return on assets	13,560	9,658	—	—
Effect of exchange rate changes	(14,825)	2,377	—	—
Employer contributions	11,658	12,718	245	283
Participant contributions	3,984	3,968	467	515
Benefits paid	(14,008)	(10,440)	(712)	(798)
Fair value of plan assets at end of year	$143,534	$143,165	$—	$—

Funded status at end of year	$(293,341)	$(216,251)	$(13,914)	$(11,936)

The amounts recognized in the accompanying Consolidated Balance Sheets, net of tax effects, are as follows:

		Pension Benefits		Other Postemployment Benefits
	Location On The	December 31,		December 31,
(in thousands)	Consolidated Balance Sheet	2014	2013	2014	2013

Other noncurrent assets, net	Other noncurrent assets, net	$12	$23	$—	$—
Deferred tax asset	Other noncurrent assets, net	43,067	19,618	1,162	605
Total assets		$43,079	$19,641	$1,162	$605

Current liabilities	Accrued liabilities	(4,916)	(5,097)	(627)	(491)
Other noncurrent liabilities	Other noncurrent liabilities	(288,437)	(211,177)	(13,287)	(11,445)
Deferred tax liability	Deferred income taxes	(546)	(644)	—	—
Total liabilities		$(293,899)	$(216,918)	$(13,914)	$(11,936)

Accumulated other comprehensive income	Accumulated other comprehensive loss	111,725	48,957	1,848	961
Net amount recognized		$(139,095)	$(148,320)	$(10,904)	$(10,370)

Amounts recognized in AOCI consist of:

			Other Postemployment
	Pension Benefits		Benefits
	December 31,		December 31,
(in thousands)	2014	2013	2014	2013

Net actuarial loss	$156,447	$70,615	$3,002	$1,557
Net prior service cost	(2,201)	(2,684)	8	9
Before tax AOCI	$154,246	$67,931	$3,010	$1,566
Less: Deferred taxes	42,521	18,974	1,162	605
Net of tax AOCI	$111,725	$48,957	$1,848	$961

Information for pension plans with an accumulated benefit obligation in excess of plan assets:

	December 31,
(in thousands)	2014	2013

Projected benefit obligation	$435,124	$357,459
Accumulated benefit obligation	397,159	330,215
Fair value of plan assets	141,771	141,186

Components of net periodic benefit cost:

	Pension Benefits			Other Postemployment Benefits
(in thousands)	2014	2013	2012	2014	2013	2012

Service cost	$13,982	$14,863	$12,178	$249	$234	$195
Interest cost	11,104	9,901	10,600	530	464	490
Expected return on plan assets	(5,402)	(4,998)	(4,727)	—	—	—
Amortization of prior service (credit) cost	(126)	(133)	(138)	1	2	—
Amortization of net actuarial loss	2,775	5,150	1,995	—	303	264
Curtailment and settlement loss (gains)	74	(1,600)	(303)	—	—	—
Net periodic benefit cost	$22,407	$23,183	$19,605	$780	$1,003	$949

Other changes in plan assets and benefit obligations recognized in AOCI:

	Pension Benefits			Other Postemployment Benefits
(in thousands)	2014	2013	2012	2014	2013	2012

Net actuarial loss (gain)	$88,607	$(23,364)	$55,662	$1,445	$(2,709)	$1,601
Net prior service cost (credit)	357	(37)	(161)	—	11	—
Amortization	(2,649)	(5,017)	(1,857)	(1)	(305)	(264)
Total recognized in AOCI	$86,315	$(28,418)	$53,644	$1,444	$(3,003)	$1,337
Total recognized in net periodic benefit cost and AOCI	$108,722	$(5,235)	$73,249	$2,224	$(2,000)	$2,286

The estimated net loss, prior service cost and transition obligation for the defined benefit plans that will be amortized from AOCI into net periodic benefit cost over the next fiscal year are $8.2 million. There will be an immaterial amount of estimated net loss and prior service credit for the other postemployment plans that will be amortized from AOCI into net periodic benefit cost over the next fiscal year.

The amounts in AOCI that are expected to be amortized as net expense (income) during fiscal year 2015 are as follows:

(in thousands)	Pension Benefits	Other Postemployment Benefits

Amount of net prior service (credit) cost	$(129)	$2
Amount of net loss	8,331	168

The weighted average assumptions used to determine benefit obligations for the Company’s plans, principally in foreign locations, at December 31, 2014, 2013 and 2012 are as follows:

	Pension Benefits			Other Postemployment Benefits
	2014	2013	2012	2014	2013	2012

Discount rate	1.8%	3.2%	2.8%	4.3%	4.8%	3.5%
Rate of compensation increase	2.6%	2.7%	2.7%	n/a	n/a	n/a
Health care cost trend pre 65	n/a	n/a	n/a	8.0%	8.5%	8.0%
Health care cost trend post 65	n/a	n/a	n/a	7.0%	7.5%	8.0%
Ultimate health care cost trend	n/a	n/a	n/a	5.0%	5.0%	5.0%
Years until trend is reached pre 65	n/a	n/a	n/a	8.0	8.0	7.0
Years until ultimate trend is reached post 65	n/a	n/a	n/a	7.0	8.0	7.0

The weighted average assumptions used to determine net periodic benefit cost for the Company’s plans, principally in foreign locations, for the years ended December 31, 2014, 2013 and 2012 are as follows:

	Pension Benefits			Other Postemployment Benefits
	2014	2013	2012	2014	2013	2012

Discount rate	3.2%	2.8%	4.0%	4.8%	3.5%	4.0%
Expected return on plan assets	3.8%	4.3%	4.1%	n/a	n/a	n/a
Rate of compensation increase	2.7%	2.7%	2.8%	n/a	n/a	n/a
Health care cost trend	n/a	n/a	n/a	8.5%	8.5%	8.0%
Ultimate health care cost trend	n/a	n/a	n/a	5.0%	5.0%	5.0%
Years until ultimate trend is reached	n/a	n/a	n/a	8.0	8.0	7.0

Measurement Date	12/31/2014	12/31/2013	12/31/2012	12/31/2014	12/31/2013	12/31/2012

To develop the assumptions for the expected long-term rate of return on assets, the Company considered the current level of expected returns on risk free investments (primarily U.S. government bonds), the historical level of the risk premium associated with the other asset classes in which the assets are invested and the expectations for future returns of each asset class.  The expected return for each asset class was then weighted based on the target asset allocations to develop the assumptions for the expected long-term rate of return on assets.

Assumed health care cost trend rates have an impact on the amounts reported for postemployment benefits. An ongoing one percentage point change in assumed healthcare cost trend rates would have had the following effects for the year ended December 31, 2014:

	Other Postemployment Benefits
(in thousands)	1% Increase	1% Decrease

Effect on total of service and interest cost components	$229	$(169)
Effect on postemployment benefit obligation	2,680	(2,058)

Fair Value Measurements of Plan Assets

The fair value of the Company’s pension plan assets at December 31, 2014 is presented in the table below by asset category. Approximately 81% of the total plan assets are categorized as Level 1, and therefore, the values assigned to these pension assets are based on quoted prices available in active markets.  For the other category levels, a description of the valuation is provided in Note 1, Significant Accounting Policies, under the “Fair Value Measurement” heading.

	December 31, 2014
(in thousands)	Total	Level 1	Level 2	Level 3

Assets Category
Cash and cash equivalents	$9,613	$9,613	$—	$—
Equity securities:
U. S.	1,065	1,065	—	—
International	38,090	38,090	—	—
Fixed income securities:
Fixed rate bonds (a)	53,427	53,427	—	—
Other types of investments:
Mutual funds (b)	3,783	3,783	—	—
Real estate mutual funds	10,311	10,311	—	—
Common trusts (c)	9,542	—	9,542	—
Insurance contracts	15,518	—	3,615	11,903
Hedge funds	1,847	—	—	1,847
Real estate	338	—	—	338
Total	$143,534	$116,289	$13,157	$14,088

	December 31, 2013
(in thousands)	Total	Level 1	Level 2	Level 3

Assets Category
Cash and cash equivalents	$15,231	$15,231	$—	$—
Equity securities:
U. S.	929	929	—	—
International	37,904	37,904	—	—
Fixed income securities:
Fixed rate bonds (a)	51,066	51,066	—	—
Other types of investments:
Mutual funds (b)	3,367	3,367	—	—
Real estate mutual funds	8,906	8,906	—	—
Common trusts (c)	10,100	—	6,802	3,298
Insurance contracts	13,240	—	3,739	9,501
Hedge funds	2,046	—	—	2,046
Real estate	376	—	—	376
Total	$143,165	$117,403	$10,541	$15,221

(a)	This category includes fixed income securities invested primarily in Swiss bonds, foreign bonds denominated in Swiss francs, foreign currency bonds, mortgage notes and pledged letters.

(b)
This category includes mutual funds balanced between moderate-income generation and moderate capital appreciation with investment allocations of approximately 50% equities and 50% fixed income investments.

(c)	This category includes common/collective funds with investments in approximately 65% equities and 35% in fixed income investments.

The following table provides a reconciliation from December 31, 2013 to December 31, 2014 for the plans assets categorized as Level 3. During the year ended December 31, 2014, $3.4 million assets were transferred in or out of the Level 3 category.

	Changes within Level 3 Category for
	Year Ended December 31, 2014
(in thousands)	Common Trust	Insurance Contracts	Hedge Funds	Real Estate	Total

Balance at December 31, 2013	$3,298	$9,501	$2,046	$376	$15,221
Actual return on plan assets:
Relating to assets still held at the reporting date	—	3,382	11	—	3,393
Relating to assets sold during the period	169	—	—	—	169
Purchases, sales and settlements, net	(83)	652	—	—	569
Transfers in and/or (out)	(3,384)	—	—	—	(3,384)
Effect of exchange rate changes	—	(1,632)	(210)	(38)	(1,880)
Balance at December 31, 2014	$—	$11,903	$1,847	$338	$14,088

The following tables provide a reconciliation from December 31, 2012 to December 31, 2013 for the plans assets categorized as Level 3.  No assets were transferred in or out of the Level 3 category during the year ended December 31, 2013.

	Changes within Level 3 Category for
	Year Ended December 31, 2013
(in thousands)	Common Trust	Insurance Contracts	Hedge Funds	Real Estate	Total

Balance at December 31, 2012	$2,708	$8,334	$1,311	$367	$12,720
Actual return on plan assets:
Relating to assets still held at the reporting date	409	421	82	—	912
Relating to assets sold during the period	99	—	—	—	99
Purchases, sales and settlements, net	82	637	596	—	1,315
Effect of exchange rate changes	—	109	57	9	175
Balance at December 31, 2013	$3,298	$9,501	$2,046	$376	$15,221

Fair values for Level 3 assets are determined as follows:

Common Trusts and Hedge Funds:  The investments are valued using the net asset value provided by the administrator of the trust or fund, which is based on the fair value of the underlying securities.

Real Estate:  Investment is stated by its appraised value.

Insurance Contracts: The value of the asset represents the mathematical reserve of the insurance policies and is calculated by the insurance firms using their own assumptions.

Cash Flows

In 2015, the Company expects to make contributions and direct benefit payments of $11.4 million to its defined benefit pension plans and $0.6 million to its postemployment medical plans.

Estimated Future Benefit Payments

(in thousands)	Pension Benefits	Other Postemployment Benefits

2015	$9,885	$641
2016	10,477	624
2017	10,211	616
2018	13,069	627
2019	13,444	597
2020-2024	75,590	2,800

The above table reflects the total employer contributions and benefits expected to be paid from the plan and does not include the participants’ share of the cost.

NOTE 16 - RESTRUCTURING AND OTHER COSTS

Restructuring Costs

Restructuring costs of $9.9 million, $12.0 million and $17.8 million for 2014 , 2013 and 2012, respectively, are reflected in “Restructuring and other costs” in the Consolidated Statement of Operations and the associated liabilities are recorded in “Accrued liabilities” and “Other noncurrent liabilities” in the Consolidated Balance Sheets.  These costs consist of employee severance benefits, payments due under operating contracts, and other restructuring costs.

During 2014, the Company initiated several restructuring plans primarily related to closing locations as a result of integration activities to better leverage the Company’s resources by reducing costs and obtaining operational efficiencies.  These restructuring costs were offset by changes in estimates of $3.0 million, related to adjustments to the cost of initiatives in prior years.

During 2013 the Company initiated several restructuring plans primarily related to closing locations as a result of integration activities as the Company realigned certain implant and implant related businesses to better leverage the Company’s resources by reducing costs and obtaining operational efficiencies.  These restructuring costs were offset by changes in estimates of $2.3 million, related to adjustments to the cost of initiatives in prior years.

During 2012, the Company initiated several restructuring plans primarily related to the closure and/or consolidation of certain production and selling facilities in Europe to better leverage the Company’s resources by reducing costs and obtaining operational efficiencies.  These restructuring costs were offset by changes in estimates of $0.8 million related to adjustments to the cost of initiatives in prior years.

At December 31, 2014, the Company’s restructuring accruals were as follows:

	Severances
(in thousands)	2012 and Prior Plans	2013 Plans	2014 Plans	Total

Balance at December 31, 2013	$1,282	$5,764	$—	$7,046
Provisions and adjustments	178	352	7,603	8,133
Amounts applied	(900)	(4,309)	(2,080)	(7,289)
Change in estimates	(387)	(1,029)	(461)	(1,877)
Balance at December 31, 2014	$173	$778	$5,062	$6,013

	Lease/Contract Terminations
(in thousands)	2012 and Prior Plans	2013 Plans	2014 Plans	Total

Balance at December 31, 2013	$748	$98	$—	$846
Provisions and adjustments	11	226	1,779	2,016
Amounts applied	(132)	(211)	(113)	(456)
Change in estimates	$(92)	(113)	(30)	(235)
Balance at December 31, 2014	$535	$—	$1,636	$2,171

	Other Restructuring Costs
(in thousands)	2012 and Prior Plans	2013 Plans	2014 Plans	Total

Balance at December 31, 2013	$58	$658	$—	$716
Provisions and adjustments	41	57	2,672	2,770
Amounts applied	(74)	(407)	(1,002)	(1,483)
Change in estimates	—	(308)	(621)	(929)
Balance at December 31, 2014	$25	$—	$1,049	$1,074

The following table provides the cumulative amounts for the provisions and adjustments and amounts applied for all the plans by segment:

(in thousands)	December 31, 2013	Provisions and Adjustments	Amounts Applied	Change in Estimates	December 31, 2014

Dental Consumables, Endodontic and Dental Laboratory Businesses	$1,343	$7,821	$(2,693)	$(1,199)	$5,272
Healthcare, Orthodontic and Implant Businesses	6,479	4,405	(5,388)	(1,668)	3,828
Select Developed and Emerging Markets Businesses	412	333	(545)	(109)	91
All Other	374	360	(602)	(65)	67
Total	$8,608	$12,919	$(9,228)	$(3,041)	$9,258

At December 31, 2013, the Company’s restructuring accruals were as follows:

	Severances
(in thousands)	2011 and Prior Plans	2012 Plans	2013 Plans	Total

Balance at December 31, 2012	$1,495	$11,412	$—	$12,907
Provisions and adjustments	—	1,314	8,615	9,929
Amounts applied	(1,069)	(9,832)	(2,615)	(13,516)
Change in estimates	$(24)	(2,014)	(236)	(2,274)
Balance at December 31, 2013	$402	$880	$5,764	$7,046

	Lease/Contract Terminations
(in thousands)	2011 and Prior Plans	2012 Plans	2013 Plans	Total

Balance at December 31, 2012	$792	$682	$—	$1,474
Provisions and adjustments	—	77	1,999	2,076
Amounts applied	(136)	(626)	(1,887)	(2,649)
Change in estimates	$—	(41)	(14)	(55)
Balance at December 31, 2013	$656	$92	$98	$846

	Other Restructuring Costs
(in thousands)	2012 Plans	2013 Plans	Total

Balance at December 31, 2012	$94	$—	$94
Provisions and adjustments	957	1,383	2,340
Amounts applied	(994)	(716)	(1,710)
Change in estimates	1	(9)	(8)
Balance at December 31, 2013	$58	$658	$716

The following table provides the cumulative amounts for the provisions and adjustments and amounts applied for all the plans by segment:

(in thousands)	December 31, 2012	Provisions and Adjustments	Amounts Applied	Change in Estimates	December 31, 2013

Dental Consumables, Endodontic and Dental Laboratory Businesses	$9,758	$1,476	$(8,455)	$(1,436)	$1,343
Healthcare, Orthodontic and Implant Businesses	4,546	11,379	(8,545)	(901)	6,479
Select Developed and Emerging Markets Businesses	171	799	(558)	—	412
All Other	—	691	(317)	—	374
Total	$14,475	$14,345	$(17,875)	$(2,337)	$8,608

Other Costs

For the year ended December 31, 2014, the Company recorded other costs of $1.2 million, which were primarily the result of legal settlements.

For the year ended December 31, 2013, the Company recorded other costs of $1.4 million, which included $2.4 million impairments of certain previously acquired technologies offset by income from legal settlements.

For the year ended December 31, 2012, the Company recorded other costs of $7.9 million, including $5.2 million impairments of certain previously acquired technologies and the impact of the U.S. presidential executive order updating trade sanctions. On October 9, 2012, President Obama issued an executive order making it illegal for non-U.S. subsidiaries of U.S. companies to engage in certain transactions involving Iran without a license.  The Company reserved appropriate allowances against accounts receivable in its controlled foreign subsidiaries and has discontinued such sales activities.  There can be no assurance as to when such sales may be resumed to this region.

NOTE 17 - FINANCIAL INSTRUMENTS AND DERIVATIVES
Derivative Instruments and Hedging Activities
The Company’s activities expose it to a variety of market risks, which primarily include the risks related to the effects of changes in foreign currency exchange rates, interest rates and commodity prices. These financial exposures are monitored and managed by the Company as part of its overall risk management program. The objective of this risk management program is to reduce the volatility that these market risks may have on the Company’s operating results and equity. The Company employs derivative financial instruments to hedge certain anticipated transactions, firm commitments, or assets and liabilities denominated in foreign currencies. Additionally, the Company utilizes interest rate swaps to convert variable rate debt to fixed rate debt and to convert fixed rate debt to variable rate debt, cross currency basis swaps to convert debt denominated in one currency to another currency and commodity swaps to fix certain variable raw material costs.

Derivative Instruments Designated as Hedging
Cash Flow Hedges
The following table summarizes the notional amounts of cash flow hedges by derivative instrument type at December 31, 2014 and the notional amounts expected to mature during the next 12 months, with a discussion of the various cash flow hedges by derivative instrument type following the table:

	Aggregate Notional Amount	Aggregate Notional Amount Maturing within 12 Months

(in thousands)

Foreign exchange forward contracts	$359,864	$273,380
Interest rate swaps	170,103	—
Commodity contracts	2,228	2,228
Total derivative instruments designated as cash flow hedges	$532,195	$275,608
Foreign Exchange Risk Management
The Company uses a layered hedging program to hedge select anticipated foreign currency cash flows to reduce volatility in both cash flows and reported earnings of the consolidated Company. The Company accounts for the designated foreign exchange forward contracts as cash flow hedges. As a result, the Company records the fair value of the contracts primarily through AOCI based on the tested effectiveness of the foreign exchange forward contracts. The Company measures the effectiveness of cash flow hedges of anticipated transactions on a spot-to-spot basis rather than on a forward-to-forward basis. Accordingly, the spot-to-spot change in the derivative fair value will be deferred in AOCI and released and recorded on the Consolidated Statements of Operations in the same period that the hedged transaction is recorded. The time value component of the fair value of the derivative is deemed ineffective and is reported currently in “Other expense (income), net” on the Consolidated Statements of Operations in the period which it is applicable. Any cash flows associated with these instruments are included in cash from operating activities on the Consolidated Statements of Cash Flows. The Company hedges various currencies, with the most significant activity occurring in euros, Swedish kronor, Canadian dollars, and Swiss francs.

These foreign exchange forward contracts generally have maturities up to 18 months and the counterparties to the transactions are typically large international financial institutions.

Interest Rate Risk Management
The Company uses interest rate swaps to convert a portion of its variable interest rate debt to fixed interest rate debt. At December 31, 2014, the Company has two groups of significant interest rate swaps. On September 29, 2014, the Company replaced the maturing 12.6 billion Japanese yen variable interest rate debt facility with a new variable rate facility for the same amount. In addition, the Company settled existing swaps that converted the underlying variable interest rate on the matured facility and issued new interest rate swaps with notional amounts totaling 12.6 billion Japanese yen, which effectively converts the underlying variable interest rate on the new facility to a fixed interest rate of 0.9% for a term of five-years ending September 2019. Another swap has a notional amount of 65.0 million Swiss francs, and effectively converts the underlying variable interest rate of a Swiss franc denominated loan to a fixed interest rate of 0.7% for an initial term of five years, ending in September 2016.

The Company enters into interest rate swap contracts infrequently as they are only used to manage interest rate risk on long-term debt instruments and not for speculative purposes. Any cash flows associated with these instruments are included in cash from operating activities on the Consolidated Statements of Cash Flows.

Commodity Risk Management
The Company enters into precious metal commodity swap contracts to effectively fix certain variable raw material costs typically for up to 18 months. These swaps are used to stabilize the cost of components used in the production of certain products. The Company generally accounts for the commodity swaps as cash flow hedges. As a result, the Company records the fair value of the contracts primarily through AOCI based on the tested effectiveness of the commodity swaps. The Company measures the effectiveness of cash flow hedges of anticipated transactions on a spot-to-spot basis rather than on a forward-to-forward basis. Accordingly, the spot-to-spot change in the derivative fair value will be deferred in AOCI and released and recorded on the Consolidated Statements of Operations in the same period that the hedged transaction is recorded. The time value component of the fair value of the derivative is deemed ineffective and is reported currently in “Interest expense” on the Consolidated Statements of Operations in the period which it is applicable. Any cash flows associated with these instruments are included in cash from operating activities on the Consolidated Statements of Cash Flows.

The following tables summarize the amount of gains (losses) recorded in AOCI in the Consolidated Balance Sheets and income (expense) in the Company’s Consolidated Statements of Operations related to all cash flow hedges for the years ended December 31, 2014 and 2013:

	December 31, 2014
	Gain (Loss) in AOCI	Consolidated Statements of Operations Location	Effective Portion Reclassified from AOCI into Income (Expense)	Ineffective Portion Recognized in Income (Expense)

(in thousands)

Effective Portion:
Interest rate swaps	$(668)	Interest expense	$(3,704)	—
Foreign exchange forward contracts	4,324	Cost of products sold	(6,362)	—
Foreign exchange forward contracts	518	SG&A expenses	(95)	—
Commodity contracts	(243)	Cost of products sold	(526)	—

Ineffective Portion:
Foreign exchange forward contracts	—	Other expense (income), net	—	$28
Commodity contracts	—	Interest expense	—	(29)
Total in cash flow hedging	$3,931		$(10,687)	$(1)

	December 31, 2013
	Gain (Loss) in AOCI	Consolidated Statements of Operations Location	Effective Portion Reclassified from AOCI into Income (Expense)	Ineffective Portion Recognized in Income (Expense)

(in thousands)

Effective Portion:
Interest rate swaps	$(166)	Interest expense	$(3,681)	—
Foreign exchange forward contracts	(6,550)	Cost of products sold	1,184	—
Foreign exchange forward contracts	(294)	SG&A expenses	(147)	—
Commodity contracts	(1,004)	Cost of products sold	(288)	—

Ineffective Portion:
Foreign exchange forward contracts	—	Other expense (income), net	—	$666
Commodity contracts	—	Interest expense	—	(56)
Total for cash flow hedging	$(8,014)		$(2,932)	$610

Overall, the derivatives designated as cash flow hedges are considered to be highly effective. At December 31, 2014, the Company expects to reclassify $0.6 million of deferred net losses on cash flow hedges recorded in AOCI to the Consolidated Statements of Operations during the next 12 months. The term over which the Company is hedging exposures to variability of cash flows (for all forecasted transactions, excluding interest payments on variable interest rate debt) is typically 18 months.

For the rollforward of derivative instruments designated as cash flow hedges in AOCI see Note 3, Comprehensive Income.

Hedges of Net Investments in Foreign Operations
The Company has significant investments in foreign subsidiaries the most significant of which are denominated in euros, Swiss francs, Japanese yen and Swedish kronor. The net assets of these subsidiaries are exposed to volatility in currency exchange rates. To hedge a portion of this exposure the Company employs both derivative and non-derivative financial instruments. The derivative instruments consist of foreign exchange forward contracts and cross currency basis swaps. The non-derivative instruments consist of foreign currency denominated debt held at the parent company level. Translation gains and losses related to the net assets of the foreign subsidiaries are offset by gains and losses in derivative and non-derivative financial instruments designated as hedges of net investments, which are included in AOCI. Any cash flows associated with these instruments are included in investing activities on the Consolidated Statements of Cash Flows except for derivative instruments that include an other-than-insignificant financing element, in which case all cash flows will be classified as financing activities on the Consolidated Statements of Cash Flows.

The following table summarizes the notional amounts of hedges of net investments by derivative instrument type at December 31, 2014 and the notional amounts expected to mature during the next 12 months:

	Aggregate Notional Amount	Aggregate Notional Amount Maturing within 12 Months

(in thousands)

Foreign exchange forward contracts	$418,194	$237,532
On February 14, 2014, the Company de-designated 449.8 million euros of foreign exchange forward contracts that were previously designated as net investment hedges. The change in the value of the de-designated hedges will be recorded in “Other expense (income), net” on the Consolidated Statements of Operations and will offset the change in the value of non-designated euro denominated cross currency basis swaps as further noted in the section below titled Derivative Instruments Not Designated as Hedges.

On September 4, 2014, the Company settled net investment hedges totaling 432.5 million Swiss francs. The settled hedge instruments were cross currency basis swaps that had maturities periodically through April 2018. The Company replaced these hedges with new foreign exchange forwards contracts, totaling 258.1 million Swiss francs, which have layered maturity dates from December 2014 through September 2016. These settled net investment hedges resulted in cash receipts totaling $0.1 million during September 2014.

The fair value of the cross currency basis swaps and foreign exchange forward contracts is the estimated amount the Company would receive or pay at the reporting date, taking into account the effective interest rates, cross currency swap basis rates and foreign exchange rates. The effective portion of the change in the value of these derivatives is recorded in AOCI, net of tax effects.

The following tables summarize the amount of gains (losses) recorded in AOCI on the Consolidated Balance Sheets and income (expense) on the Company’s Consolidated Statements of Operations related to the hedges of net investments for the year ended December 31, 2014 and 2013:

	December 31, 2014
	Gain (Loss) in AOCI	Consolidated Statements of Operations Location	Recognized in Income (Expense)

(in thousands)

Effective Portion:
Cross currency basis swaps	$19,340	Interest income	$1,852
		Interest expense	(1,569)
Foreign exchange forward contracts	43,043	Other expense (income), net	1,274
Total for net investment hedging	$62,383		$1,557

	December 31, 2013
	Gain (Loss) in AOCI	Consolidated Statements of Operations Location	Recognized in Income (Expense)

(in thousands)

Effective Portion:
Cross currency basis swaps	$(36,035)	Interest income	$4,771
Foreign exchange forward contracts	(5,419)	Interest expense	1,432
		Other expense (income), net	284
Total for net investment hedging	$(41,454)		$6,487
Fair Value Hedges
The Company uses interest rate swaps to convert a portion of its fixed interest rate debt to variable interest rate debt. The Company has a group of U.S. dollar denominated interest rate swaps with an initial total notional value of $150.0 million to effectively convert the underlying fixed interest rate of 4.1% on the Company’s $250.0 million Private Placement Notes (“PPN”) to variable rate for an initial term of five years, ending February 2016. The notional value of the swaps will decline proportionately as portions of the PPN mature. These interest rate swaps are designated as fair value hedges of the interest rate risk associated with the hedged portion of the fixed rate PPN. Accordingly, the Company will carry the portion of the hedged debt at fair value, with the change in debt and swaps offsetting each other on the Consolidated Statements of Operations. Any cash flows associated with these instruments are included in operating activities on the Consolidated Statements of Cash Flows.

The following table summarizes the notional amounts of fair value hedges by derivative instrument type at December 31, 2014 and the notional amounts expected to mature during the next 12 months:

	Aggregate Notional Amount	Aggregate Notional Amount Maturing within 12 Months

(in thousands)

Interest rate swaps	$105,000	$60,000

The following tables summarize the amount of income (expense) recorded on the Company’s Consolidated Statements of Operations related to the hedges of fair value for the years ended December 31, 2014 and 2013:

	Consolidated Statements of Operations Location	Income (Expense) Recognized
		Twelve Months Ended December 31,
(in thousands)		2014	2013

Interest rate swaps	Interest expense	$224	$320
Derivative Instruments Not Designated as Hedges
The Company enters into derivative instruments with the intent to partially mitigate the foreign exchange revaluation risk associated with recorded assets and liabilities that are denominated in a non-functional currency. The gains and losses on these derivative transactions offset the gains and losses generated by the revaluation of the underlying non-functional currency balances and are recorded in “Other expense (income), net” on the Consolidated Statements of Operations. The Company primarily uses foreign exchange forward contracts and cross currency basis swaps to hedge these risks. Any cash flows associated with the foreign exchange forward contracts and interest rate swaps not designated as hedges are included in cash from operating activities on the Consolidated Statements of Cash Flows. Any cash flows associated with the cross currency basis swaps not designated as hedges are included in investing activities on the Consolidated Statements of Cash Flows except for derivative instruments that include an other-than-insignificant financing element, in which case the cash flows will be classified as financing activities on the Consolidated Statements of Cash Flows.

The following tables summarize the aggregate notional amounts of the Company’s economic hedges not designated as hedges by derivative instrument types at December 31, 2014 and the notional amounts expected to mature during the next 12 months:

	Aggregate Notional Amount	Aggregate Notional Amount Maturing within 12 Months

(in thousands)

Foreign exchange forward contracts	$408,582	$408,582
Interest rate swaps	2,480	874
Cross currency basis swaps	41,639	41,639
Total for instruments not designated as hedges	$452,701	$451,095
The Company maintains Swiss franc denominated cross currency basis swaps to offset an intercompany Swiss franc note receivable at a U.S. dollar functional entity. The hedge declines each quarter to coincide with expected repayments of the note. At December 31, 2014, the remaining notional value of the cross currency swaps was 41.4 million Swiss francs.

On February 14, 2014, a series of U.S. dollar denominated intercompany note receivables were transferred from a euro functional entity to a U.S. dollar functional entity at which point the underlying foreign currency revaluation risk that was hedged by non-designated cross currency swaps totaling 449.8 million euro was eliminated. As a result, the Company de-designated an offsetting amount of 449.8 million euro of net investment hedges. The change in the value of the de-designated net investment hedges will be recorded in “Other expense (income), net” on the Consolidated Statements of Operations. December 15, 2014, the Company settled offsetting economic hedges totaling 449.8 million euros and $650.0 million U.S. dollars. The settled hedges were both cross currency basis swaps and foreign exchange forward contracts that matured December 2014. The settlement of these economic hedges resulted in net cash payments totaling $35.4 million during December 2014.

The following table summarizes the amounts of gains (losses) recorded on the Company’s Consolidated Statements of Operations related to the economic hedges not designated as hedging for the years ended December 31, 2014 and 2013:

	Consolidated Statements of Operations Location	Gain (Loss) Recognized
		Twelve Months Ended December 31,
(in thousands)		2014	2013

Foreign exchange forward contracts (a)	Other expense (income), net	$33,193	$6,733
DIO equity option contracts	Other expense (income), net	11	17
Interest rate swaps	Interest expense	(35)	6
Cross currency basis swaps (a)	Other expense (income), net	(50,163)	15,483
Total for instruments not designated as hedges		$(16,994)	$22,239
(a) The gains and losses on these derivative transactions offset the gains and losses generated by the revaluation of the underlying non-functional currency balances which are recorded in “Other expense (income), net” on the Consolidated Statements of Operations.

Consolidated Balance Sheets Location of Derivative Fair Values
The following tables summarize the fair value and consolidated balance sheet location of the Company’s derivatives at December 31, 2014 and December 31, 2013:

	December 31, 2014
(in thousands)	Prepaid Expenses and Other Current Assets, Net	Other Noncurrent Assets, Net	Accrued Liabilities	Other Noncurrent Liabilities
Designated as Hedges

Foreign exchange forward contracts	$28,036	$12,542	$2,740	$1,707
Commodity contracts	—	—	233	—
Interest rate swaps	617	135	575	377
Total	$28,653	$12,677	$3,548	$2,084

Not Designated as Hedges

Foreign exchange forward contracts	$4,798	$—	$4,764	$—
DIO equity option contracts	—	—	—	115
Interest rate swaps	—	—	63	129
Cross currency basis swaps	2,683	—	—	—
Total	$7,481	$—	$4,827	$244

	December 31, 2013
(in thousands)	Prepaid Expenses and Other Current Assets, Net	Other Noncurrent Assets, Net	Accrued Liabilities	Other Noncurrent Liabilities
Designated as Hedges

Foreign exchange forward contracts	$1,517	$255	$10,280	$940
Commodity contracts	—	1	434	1
Interest rate swaps	789	1,617	466	419
Cross currency basis swaps	530	—	2,223	16,413
Total	$2,836	$1,873	$13,403	$17,773

Not Designated as Hedges

Foreign exchange forward contracts	$3,128	$—	$2,328	$—
DIO equity option contracts	—	—	—	142
Interest rate swaps	—	—	85	256
Cross currency basis swaps	—	—	38,551	1,941
Total	$3,128	$—	$40,964	$2,339
Balance Sheet Offsetting
Substantially all of the Company’s derivative contracts are subject to netting arrangements, whereby the right to offset occurs in the event of default or termination in accordance with the terms of the arrangements with the counterparty. While these contracts contain the enforceable right to offset through netting arrangements with the same counterparty, the Company elects to present them on a gross basis on the Consolidated Balance Sheets.

Offsetting of financial assets and liabilities under netting arrangements at December 31, 2014:

				Gross Amounts Not Offset in the Consolidated Balance Sheets
(in thousands)	Gross Amounts Recognized	Gross Amount Offset in the Consolidated Balance Sheets	Net Amounts Presented in the Consolidated Balance Sheets	Financial Instruments	Cash Collateral Received/Pledged	Net Amount

Assets
Foreign exchange forward contracts	$45,377	$—	$45,377	$(7,797)	$—	$37,580
Interest rate swaps	751	—	751	(274)	—	477
Cross currency basis swaps	2,683	—	2,683	(1,067)	—	1,616
Total Assets	$48,811	$—	$48,811	$(9,138)	$—	$39,673

				Gross Amounts Not Offset in the Consolidated Balance Sheets
(in thousands)	Gross Amounts Recognized	Gross Amount Offset in the Consolidated Balance Sheets	Net Amounts Presented in the Consolidated Balance Sheets	Financial Instruments	Cash Collateral Received/Pledged	Net Amount

Liabilities
Foreign exchange forward contracts	$9,208	$—	$9,208	$(8,186)	$—	$1,022
Commodity contracts	235	—	235	—	—	235
DIO equity option contracts	115	—	115	—	—	115
Interest rate swaps	1,145	—	1,145	(952)	—	193
Total Liabilities	$10,703	$—	$10,703	$(9,138)	$—	$1,565
Offsetting of financial assets and liabilities under netting arrangements at December 31, 2013:

				Gross Amounts Not Offset in the Consolidated Balance Sheets
(in thousands)	Gross Amounts Recognized	Gross Amount Offset in the Consolidated Balance Sheets	Net Amounts Presented in the Consolidated Balance Sheets	Financial Instruments	Cash Collateral Received/Pledged	Net Amount

Assets
Foreign exchange forward contracts	$4,900	$—	$4,900	$(4,641)	$—	$259
Commodity contracts	1	—	1	(1)	—	—
Interest rate swaps	2,406	—	2,406	(1,979)	—	427
Cross currency basis swaps	530	—	530	(530)	—	—
Total Assets	$7,837	$—	$7,837	$(7,151)	$—	$686

				Gross Amounts Not Offset in the Consolidated Balance Sheets
(in thousands)	Gross Amounts Recognized	Gross Amount Offset in the Consolidated Balance Sheets	Net Amounts Presented in the Consolidated Balance Sheets	Financial Instruments	Cash Collateral Received/Pledged	Net Amount

Liabilities
Foreign exchange forward contracts	$13,548	$—	$13,548	$(3,467)	$—	$10,081
Commodity contracts	435	—	435	(1)	—	434
DIO equity option contracts	142	—	142	—	—	142
Interest rate swaps	1,226	—	1,226	(62)	—	1,164
Cross currency basis swaps	59,128	—	59,128	(3,621)	—	55,507
Total Liabilities	$74,479	$—	$74,479	$(7,151)	$—	$67,328

NOTE 18 - FAIR VALUE MEASUREMENT

The Company records financial instruments at fair value with unrealized gains and losses related to certain financial instruments reflected in AOCI on the Consolidated Balance Sheets.  In addition, the Company recognizes certain liabilities at fair value. The Company applies the market approach for recurring fair value measurements. Accordingly, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

The fair value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. The Company believes the carrying amounts of cash and cash equivalents, accounts receivable (net of allowance for doubtful accounts), prepaid expenses and other current assets, accounts payable, accrued liabilities, income taxes payable and notes payable approximate fair value due to the short-term nature of these instruments.  The Company estimated the fair value and carrying value of its total long-term debt, including current portion, was $1,290.0 million and $1,262.7 million, respectively, at December 31, 2014.  At December 31, 2013, the Company estimated the fair value and carrying value was $1,387.7 million and $1,370.8 million, respectively.  The interest rate on the $450.0 million Senior Notes, the $300.0 million Senior Notes, and the $250.0 million Private Placement Notes are fixed rates of 4.1%, 2.8% and 4.1%, respectively, and their fair value is based on the interest rates at December 31, 2014. The interest rates on variable rate term loan debt and commercial paper are consistent with current market conditions, therefore the fair value of these instruments approximates their carrying values.

The following tables set forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis at December 31, 2014 and 2013, which are classified as “Cash and cash equivalents,” “Prepaid expenses and other current assets,” “Long-Term investments,” “Other noncurrent assets, net,” “Accrued liabilities,” and “Other noncurrent liabilities” on the Consolidated Balance Sheets.  Financial assets and liabilities that are recorded at fair value as of the balance sheet date are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	December 31, 2014
(in thousands)	Total	Level 1	Level 2	Level 3

Assets
Interest rate swaps	$752	$—	$752	$—
Cross currency interest rate swaps	2,683	—	2,683	—
Foreign exchange forward contracts	45,376	—	45,376	—
Corporate convertible bonds	57,698	—	—	57,698
Total assets	$106,509	$—	$48,811	$57,698

Liabilities
Interest rate swaps	$1,144	$—	$1,144	$—
Commodity forward purchase contracts	233	—	233	—
Foreign exchange forward contracts	9,211	—	9,211	—
Long-term debt	106,023	—	106,023	—
DIO equity option contracts	115	—	—	115
Total liabilities	$116,726	$—	$116,611	$115

	December 31, 2013
(in thousands)	Total	Level 1	Level 2	Level 3

Assets
Interest rate swaps	$2,406	$—	$2,406	$—
Commodity forward purchase contracts	1	—	1	—
Cross currency interest rate swaps	530	—	530	—
Foreign exchange forward contracts	4,900	—	4,900	—
Corporate convertible bonds	70,019	—	—	70,019
Total assets	$77,856	$—	$7,837	$70,019

Liabilities
Interest rate swaps	$1,226	$—	$1,226	$—
Commodity forward purchase contracts	435	—	435	—
Cross currency interest rate swaps	59,128	—	59,128	—
Foreign exchange forward contracts	13,548	—	13,548	—
Long-term debt	152,370	—	152,370	—
DIO equity option contracts	142	$—	—	142
Total liabilities	$226,849	$—	$226,707	$142

Derivative valuations are based on observable inputs to the valuation model including interest rates, foreign currency exchange rates, future commodities prices and credit risks. The commodity contracts, certain interest rate swaps and foreign exchange forward contracts are considered cash flow hedges and certain cross currency interest rate swaps are considered hedges of net investment in foreign operations as discussed in Note 17, Financial Instruments and Derivatives.

The Company uses the income method valuation technique to estimate the fair value of the corporate bonds. The significant unobservable inputs for valuing the corporate bonds are DIO Corporation’s stock volatility factor of approximately 40% and corporate bond rating which implies an approximately 9.4% discount rate on the valuation model. Significant observable inputs used to value the corporate bonds include foreign exchange rates and DIO Corporation’s period-ending market stock price.

The Company has valued the DIO equity option contracts using a Monte Carlo simulation which uses several estimates and probability assumptions by management including the future stock price, the stock price as a multiple of DIO earnings and the probability of the sellers to reduce their shares held by selling into the open market. Changes in the fair value of the DIO equity option contracts are reported in “Other expense (income), net” on the Consolidated Statements of Operations.

For the years ended December 31, 2014 and 2013, there were no purchases, issuances or transfers of Level 3 financial instruments.

The following table presents a reconciliation of the Company’s Level 3 holdings measured at fair value on a recurring basis using unobservable inputs:

	Corporate	DIO Equity
(in thousands)	Convertible	Options
	Bonds	Contracts

Balance at December 31, 2012	$75,143	$(153)
Unrealized loss:
Reported in AOCI	(7,592)	—
Unrealized gain:
Reported in other expense (income), net	—	17
Effect of exchange rate changes	2,468	(6)
Balance at December 31, 2013	$70,019	$(142)
Unrealized loss:
Reported in AOCI	$(4,450)	$—
Unrealized gain:
Reported in other expense (income), net	—	11
Effect of exchange rate changes	(7,871)	16
Balance at December 31, 2014	$57,698	$(115)

NOTE 19 - COMMITMENTS AND CONTINGENCIES

Leases

The Company leases automobiles and machinery and equipment and certain office, warehouse and manufacturing facilities under non-cancelable leases. The leases generally require the Company to pay insurance, taxes and other expenses related to the leased property. Total rental expense for all operating leases was $37.4 million, $39.7 million and $42.3 million for 2014, 2013 and 2012, respectively.

Rental commitments, principally for real estate (exclusive of taxes, insurance and maintenance), automobiles and office equipment are as follows:

(in thousands)

2015	$34,583
2016	26,246
2017	19,418
2018	15,047
2019	11,256
2020 and thereafter	10,755
$117,305

Litigation

On June 18, 2004, Marvin Weinstat, DDS and Richard Nathan, DDS filed a class action suit in San Francisco County, California alleging that the Company misrepresented that its Cavitron® ultrasonic scalers are suitable for use in oral surgical procedures.  The Complaint seeks a recall of the product and refund of its purchase price to dentists who have purchased it for use in oral surgery. The Court certified the case as a class action in June 2006 with respect to the breach of warranty and unfair business practices claims. The class that was certified is defined as California dental professionals who, at any time during the period beginning June 18, 2000 through September 14, 2012, purchased and used one or more Cavitron® ultrasonic scalers for the performance of oral surgical procedures on their patients, which Cavitrons® were accompanied by Directions for Use that “Indicated” Cavitron® use for “periodontal debridement for all types of periodontal disease.” The case went to trial in September 2013, and on January 22, 2014, the San Francisco Superior Court issued its decision in the Company’s favor, rejecting all of the plaintiffs’ claims. The plaintiffs have appealed the Superior Court’s decision, and the appeal is now pending. The Company intends to defend against this appeal.

On December 12, 2006, a Complaint was filed by Carole Hildebrand, DDS and Robert Jaffin, DDS in the Eastern District of Pennsylvania (the Plaintiffs subsequently added Dr. Mitchell Goldman as a named class representative).  The case was filed by the same law firm that filed the Weinstat case in California.  The Complaint asserts putative class action claims on behalf of dentists located in New Jersey and Pennsylvania.  The Complaint seeks damages and asserts that the Company’s Cavitron® ultrasonic scaler was negligently designed and sold in breach of contract and warranty arising from misrepresentations about the potential uses of the product because it cannot assure the delivery of potable or sterile water. Following grant of a Company Motion and dismissal of the case for lack of jurisdiction, the plaintiffs filed a second complaint under the name of Dr. Hildebrand’s corporate practice, Center City Periodontists, asserting the same allegations (this case is now proceeding under the name “Center City Periodontists”). The plaintiffs moved to have the case certified as a class action, to which the Company has objected and filed its brief. The Court subsequently granted a Motion filed by the Company and dismissed plaintiffs’ New Jersey Consumer Fraud and negligent design claims, leaving only a breach of express warranty claim, in response to which the Company has filed a Motion for Summary Judgment. The Court has scheduled a hearing in early March 2015 on plaintiffs’ class certification motion.

On January 20, 2014, the Company was served with a qui tam complaint filed by two former and one current employee of the Company under the Federal False Claims Act and equivalent state and city laws. The lawsuit was previously under seal in the U.S. District Court for the Eastern District of Pennsylvania. The complaint alleges, among other things, that the Company engaged in various illegal marketing activities, and thereby caused dental and other healthcare professionals to file false claims for reimbursement with Federal and State governments. The relators seek injunctive relief, fines, treble damages, and attorneys’ fees and costs. On January 27, 2014, the United States filed with the Court a notice that it had elected not to intervene in the qui tam action at this time. The United States’ notice indicated that the named state and city co-plaintiffs had authorized the United States to communicate to the Court that they also had decided not to intervene at this time. These non-intervention decisions do not prevent the qui tam relators from litigating this action, and the United States and/or the named states and/or cities may seek to intervene in the action at a later time. On September 4, 2014, the Company’s motion to dismiss the complaint was granted in part and denied in part. The Company intends to vigorously defend itself in the litigation.

The Company does not believe a loss is probable related to the above litigation. Further a reasonable estimate of a possible range of loss cannot be made.  In the event that one or more of these matters is unfavorably resolved, it is possible the Company’s results from operations could be materially impacted.

In 2012, the Company received subpoenas from the United States Attorney’s Office for the Southern District of Indiana (the “USAO”) and from the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) requesting documents and information related to compliance with export controls and economic sanctions regulations by certain of its subsidiaries. The Company has voluntarily contacted OFAC and the Bureau of Industry and Security of the United States Department of Commerce (“BIS”), in connection with these matters as well as regarding compliance with export controls and economic sanctions regulations by certain other business units of the Company identified in connection with an internal review by the Company. The Company is cooperating with the USAO, OFAC and BIS with respect to these matters.

At this stage of the inquiries, the Company is unable to predict the ultimate outcome of these matters or what impact, if any, the outcome of these matters might have on the Company’s consolidated financial position, results of operations or cash flows. Violations of export control or economic sanctions laws or regulations could result in a range of governmental enforcement actions, including fines or penalties, injunctions and/or criminal or other civil proceedings, which actions could have a material adverse effect on the Company’s reputation, business, financial condition and results of operations. At this time, no claims have been made against the Company.

In addition to the matters disclosed above, the Company is, from time to time, subject to a variety of litigation and similar proceedings incidental to its business.  These legal matters primarily involve claims for damages arising out of the use of the Company’s products and services and claims relating to intellectual property matters including patent infringement, employment matters, tax matters, commercial disputes, competition and sales and trading practices, personal injury and insurance coverage. The Company may also become subject to lawsuits as a result of past or future acquisitions or as a result of liabilities retained from, representations, warranties or indemnities provided in connection with, divested businesses.  Some of these lawsuits may include claims for punitive and consequential, as well as compensatory damages. Based upon the Company’s experience, current information and applicable law, it does not believe that these proceedings and claims will have a material adverse effect on its consolidated results of operations, financial position or liquidity. However, in the event of unexpected further developments, it is possible that the ultimate resolution of these matters, or other similar matters, if unfavorable, may be materially adverse to the Company’s business, financial condition, results of operations or liquidity.

While the Company maintains general, products, property, workers’ compensation, automobile, cargo, aviation, crime, fiduciary and directors’ and officers’ liability insurance up to certain limits that cover certain of these claims, this insurance may be insufficient or unavailable to cover such losses.  In addition, while the Company believes it is entitled to indemnification from third parties for some of these claims, these rights may also be insufficient or unavailable to cover such losses.

Purchase and Other Commitments

From time to time, the Company enters into long-term inventory purchase commitments with minimum purchase requirements for raw materials and finished goods to ensure the availability of products for production and distribution. These commitments may have a significant impact on levels of inventory maintained by the Company.

The Company has employment agreements with its executive officers. These agreements generally provide for salary continuation for a specified number of months under certain circumstances. If all of the employees under contract were to be terminated by the Company without cause, as defined in the agreements, the Company’s liability would be approximately $16.7 million at December 31, 2014.

The Company is required to complete the purchase of the remaining shares of one noncontrolling interest, acquired in 2008, during 2015. The final purchase price is subject to adjustment but is currently expected to be approximately 73.5 million euros.

NOTE 20 - QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

DENTSPLY INTERNATIONAL INC.
Quarterly Financial Information (Unaudited)
(in thousands, except per share amounts)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Rounding	Total Year

2014

Net sales	$730,114	$765,225	$708,240	$719,041	$—	$2,922,620
Gross profit	394,205	424,469	388,064	393,051	—	1,599,789
Operating income	105,570	127,106	109,581	103,343	—	445,600
Net income attributable to
DENTSPLY International	72,878	89,993	75,273	84,710	—	322,854

Earnings per common share - basic	$0.51	$0.63	$0.53	$0.60	$0.01	$2.28

Earnings per common share - diluted	$0.50	$0.62	$0.52	$0.59	$0.01	$2.24

Cash dividends declared per common share	$0.06625	$0.06625	$0.06625	$0.06625	$—	$0.26500

2013

Net sales	$732,084	$761,010	$704,018	$753,658	$—	$2,950,770
Gross profit	388,200	414,956	376,417	397,839	—	1,577,412
Operating income	93,858	122,866	105,021	97,421	—	419,166
Net income attributable to
DENTSPLY International	71,685	87,228	79,851	74,428	—	313,192

Earnings per common share - basic	$0.50	$0.61	$0.56	$0.52	$0.01	$2.20

Earnings per common share - diluted	$0.49	$0.60	$0.55	$0.51	$0.01	$2.16

Cash dividends declared per common share	$0.0625	$0.0625	$0.0625	$0.0625	$—	$0.2500

Net sales, excluding precious metal content, were $689.2 million, $730.9 million, $681.6 million and $691.0 million, respectively, for the first, second, third and fourth quarters of 2014.  Net sales, excluding precious metal content, were $672.6 million, $716.0 million, $669.4 million and $713.7 million, respectively, for the first, second, third and fourth quarters of 2013. This measurement should be considered a non-US GAAP measure as discussed further in Management’s Discussion and Analysis of Financial Condition and Results of Operations.